UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) of THE SECURITIES

EXCHANGE ACT OF 1934 (Amendment No.     )

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NEWPARK RESOURCES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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April 25, 2012

Dear Fellow Stockholder:

At the request of the Board of Directors, you are cordially invited to attend the 2012 Annual Meeting of Stockholders of Newpark Resources, Inc., which will be held on Thursday, June 7, 2012, at 10:00 a.m., Central Daylight Time, at The Marriott Woodlands Waterway Hotel & Convention Center, 1601 Lake Robbins Drive, The Woodlands, Texas 77380. Both your Board of Directors and I hope you will be able to attend.

There are three items on this year’s agenda:

(1) the election of six directors to the Board of Directors;

(2) an advisory vote to approve named executive officer compensation; and

(3) the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year 2012.

These items are described fully in the Notice of Annual Meeting of Stockholders and the accompanying Proxy Statement.

Whether or not you plan to attend the Annual Meeting, it is important that you study carefully the information provided in the Proxy Statement and vote. Please promptly vote your shares by telephone, by the internet or, if the Proxy Statement was mailed to you, by marking, signing, dating and returning the proxy card in the prepaid envelope so that your shares can be voted in accordance with your wishes.

Sincerely,

PAUL L. HOWES President and Chief Executive Officer

NEWPARK RESOURCES, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 7, 2012

To the Stockholders of Newpark Resources, Inc.:

The Annual Meeting of Stockholders of Newpark Resources, Inc., a Delaware corporation, will be held on Thursday, June 7, 2012, at 10:00 a.m., Central Daylight Time, at The Marriott Woodlands Waterway Hotel & Convention Center, 1601 Lake Robbins Drive, The Woodlands, Texas 77380, for the following purposes:

(1) To elect six directors;

(2) To hold an advisory vote to approve named executive officer compensation;

(3) To consider and act upon a proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year 2012; and

(4) To consider and act upon other business that may properly come before the Annual Meeting or any adjournment or postponement.

Only stockholders of record at the close of business on April 12, 2012, will be entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement. A list of stockholders entitled to vote at the Annual Meeting will be available at the Annual Meeting and for 10 days prior to the Annual Meeting at our executive offices, 2700 Research Forest Drive, Suite 100, The Woodlands, Texas 77381.

All stockholders are cordially invited to attend the Annual Meeting in person. Whether or not you expect to attend the Annual Meeting, please promptly vote your shares by telephone, by the internet or, if this Proxy Statement was mailed to you, by marking, signing, dating and returning it as soon as possible in the enclosed postage prepaid envelope in order that your vote be cast at the Annual Meeting. The giving of your proxy will not affect your right to vote in person should you later decide to attend the Annual Meeting. If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record for you to follow in order to vote your shares.

BY ORDER OF THE BOARD OF DIRECTORS NEWPARK RESOURCES, INC.

Mark J. Airola Senior Vice President, General Counsel, Chief Administrative Officer and Secretary

The Woodlands, Texas

Dated: April 25, 2012

NEWPARK RESOURCES, INC.

2700 Research Forest Drive, Suite 100

The Woodlands, Texas 77381

PROXY STATEMENT

APRIL 25, 2012

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Newpark Resources, Inc. for the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at The Marriott Woodlands Waterway Hotel & Convention Center, 1601 Lake Robbins Drive, The Woodlands, Texas 77380 on Thursday, June 7, 2012, at 10:00 a.m., Central Daylight Time, and any postponements or adjournments of the Annual Meeting.

Record Date and Outstanding Shares

Only stockholders of record at the close of business on April 12, 2012 are entitled to receive notice of and to vote at the Annual Meeting. On that date, we had outstanding 91,762,309 shares of common stock, each of which is entitled to one vote upon each proposal presented at the Annual Meeting.

Notice Regarding the Availability of Proxy Materials

In accordance with rules adopted by the Securities and Exchange Commission (the “SEC”), we are making this Proxy Statement and related materials available over the internet under the “notice and access” delivery model. The “notice and access” rule removes the requirement for public companies to automatically send their stockholders a printed set of proxy materials and allows them instead to deliver to their stockholders a “Notice Regarding the Availability of Proxy Materials” and to provide access to the documents over the internet. A Notice Regarding the Availability of Proxy Materials was first mailed to all stockholders of record on or about April 25, 2012. The notice is not a form for voting, and presents an overview of the more complete proxy materials which contain important information and are available on the internet and by mail. Stockholders are encouraged to access and review the proxy materials before voting.

This Proxy Statement, the form of proxy and voting instructions are being made available on or about April 25, 2012 at www.proxyvote.com. You may also request a printed copy of this Proxy Statement and the form of proxy by telephone at 1-800-579-1639, via the internet at www.proxyvote.com or by email in accordance with the instructions given on the Notice Regarding the Availability of Proxy Materials. Our Annual Report to Stockholders, including financial statements, for the fiscal year ended December 31, 2011, is being made available at the same time and by the same method described above. The Annual Report to Stockholders is not to be considered as part of the proxy solicitation material or as having been incorporated by reference.

Any stockholder may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis by making such request via the internet, email or by telephone. A request to receive proxy materials in printed form or electronically by email will remain in effect until the request is terminated by the stockholder.

Voting Information

Stockholders of record may vote in person at the Annual Meeting or by proxy. If you do not wish to vote in person or if you will not be attending the Annual Meeting, you may vote by proxy. You may vote by internet or by following the instructions in the Notice Regarding the Availability of Proxy Materials or, if you requested printed copies of the proxy materials, you can vote by internet, by telephone or by delivering your proxy through the mail. We recommend that you vote by proxy even if you plan to attend the Annual Meeting. If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record for you to follow in order to vote your shares.

Revocation of Proxies

Any stockholder giving a proxy may revoke the proxy before it is voted by notifying our Secretary in writing before or at the Annual Meeting, by providing a proxy bearing a later date to our Secretary, by voting again via the internet or telephone, or by attending the Annual Meeting and expressing a desire to vote in person. If you are a beneficial owner and wish to change your vote, you must contact the bank, broker or other holder of record that holds your shares prior to the Annual Meeting to assist you with this process. Subject to this revocation, all proxies will be voted as directed by the stockholder on the proxy card. If no choice is specified, proxies will be voted:

•	“FOR” the election of the directors nominated by the Board of Directors;

•	“FOR” the approval of the compensation of our named executed officers as disclosed in this proxy statement; and

•	“FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year 2012.

The proxy confers discretionary authority to the persons named in the proxy authorizing those persons to vote, in their discretion, on any other matters properly presented at the Annual Meeting. Management is not currently aware of, nor does it intend to present at the Annual Meeting, any such other matters.

Your cooperation in promptly voting your shares via internet or telephone or, if you received this Proxy Statement by mail, by returning the enclosed proxy, will reduce our expenses and enable our management and employees to continue their normal duties for your benefit with minimum interruption for follow-up proxy solicitation.

Quorum

The presence at the Annual Meeting, either in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date is necessary to constitute a quorum for the transaction of business. Abstentions and “broker non-votes” are counted for purposes of determining the presence of a quorum.

Beneficial Ownership

A “broker non-vote” occurs on an item of business at a meeting of stockholders when shares held by a nominee for a beneficial owner are present or represented at the meeting, but the nominee does not have voting power for that particular item of business and has not received instructions from the beneficial owner. Your nominee does not have authority to vote your shares with respect to the election of directors and the advisory vote to approve executive compensation at the Annual Meeting unless the nominee has received explicit instructions from you.

Therefore, if the nominee does not receive voting instructions from you with respect to such items, the nominee will not be able to vote your shares on those items, and, consequently, your shares will be considered a “broker non-vote” with respect to those proposals. However, a nominee who holds your shares in its name is permitted to vote your shares on the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm even if the nominee does not receive voting instructions from you.

Election of Directors

A plurality vote is required for the election of directors. The “plurality” standard means the nominees who receive the largest number of “for” votes cast are elected as directors. Thus, the number of shares not voted for the election of a nominee (and the number of “withheld” votes cast with respect to that nominee) will not affect the determination of whether that nominee has received the necessary votes for election. Brokers who have not received voting instructions from the beneficial owner do not have the discretionary authority to vote on the election of directors. Therefore, broker non-votes will not be considered in the vote totals and will have no effect on the election of the directors. However, as described in greater detail in the “Corporate Governance” section of this proxy under the heading “Corporate Governance Guidelines and Code of Ethics,” our Board of Directors has adopted a majority vote policy which applies to the election of directors. Under this policy, in an uncontested election (i.e., an election where the number of nominees is not greater than the number of directors to be elected), any nominee who receives a greater number of “withheld” votes from his election than votes “for” his election is required to tender his resignation to the Chairman of the Board. Consequently, the number of “withheld” votes with respect to a nominee will affect whether or not our majority vote policy will apply to that individual.

Approval of Other Matters

Each matter submitted to a vote of the stockholders, other than the election of directors, requires the affirmative vote of a majority of the shares having voting power on such matter present or represented at the Annual Meeting. Abstentions will be considered as present at the Annual Meeting and included in the vote totals on these other proposals presented to the stockholders and will have the same legal effect as a vote against a particular proposal. Broker non-votes, if any, will not be considered in the tabulation of votes.

Solicitation of Proxies

The cost of preparing, printing and delivering this Proxy Statement, the Notice of Annual Meeting and the form of proxy, as well as the cost of soliciting proxies relating to the Annual Meeting, will be borne by us. In addition to this distribution, officers and other regular employees of ours may solicit proxies personally, electronically or by telephone, but no additional compensation will be paid to these individuals on account of these activities. We will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy materials to the beneficial owners of the shares held by them of record.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Nominees and Voting

Six directors are to be elected at the Annual Meeting, each to hold office until the next Annual Meeting and until his successor has been elected. The Board of Directors has nominated for election as directors the six persons named below based on the recommendation of the Nominating and Corporate Governance Committee. All nominees are incumbent directors.

The Board of Directors recommends that the stockholders vote “FOR” the election of these nominees. Unless directed otherwise, the persons named in the enclosed proxy intend to vote the shares of common stock represented by the proxies in favor of the election of these nominees. All of the Board’s nominees have indicated that they are able and willing to serve as directors. If for any reason one or more of these nominees are unable to serve, the persons named in the enclosed proxy will vote instead for another person or persons that the Board of Directors may recommend, or the number of directors may be reduced.

Please note that the rules regarding how brokers may vote your shares have changed. Brokers may no longer vote your shares on the election of directors in the absence of your specific instructions as to how to vote. We encourage you to provide instructions to your broker regarding the voting of your shares.

The following table sets forth certain information as of April 12, 2012, with respect to the Board’s nominees:

Name of Nominee	Age	Director Since
Jerry W. Box	73	2003
Gary L. Warren	62	2005
Paul L. Howes	56	2006
David C. Anderson	70	2006
James W. McFarland, Ph.D.	66	2006
G. Stephen Finley	61	2007

Business Experience of Director Nominees during the Past Five Years

Jerry W. Box joined our Board of Directors in March 2003. Mr. Box currently serves as our Chairman of the Board. Previously he served as Chairman of our Compensation Committee. Mr. Box retired as President, Chief Operating Officer and director of Oryx Energy Company in 1999, after more than 30 years in the oil and gas exploration industry. Since June 2005, Mr. Box has served as a director of Cimarex Energy Co., an independent oil and gas exploration and production company listed on the New York Stock Exchange, with principal operations in the Mid-Continent, Gulf Coast, Permian Basin and Gulf of Mexico. Mr. Box served on the Compensation and Governance Committee of Cimarex. Prior to that, from March 1999 until June 2005, Mr. Box served as a director of Magnum Hunter Resources, Inc., an independent exploration and development company listed on the New York Stock Exchange. He also served as Chairman of the Board of Magnum Hunter from October 2004 to June 2005.

Gary L. Warren joined our Board of Directors in December 2005. Mr. Warren is currently Chairman of the Nominating and Corporate Governance Committee and is also a member of the Audit Committee and Compensation Committee. From October 1999 until his retirement in September 2005, Mr. Warren served as President of the Drilling and Well Services Division and Senior Vice President of Weatherford International Ltd., a provider of mechanical solutions, technology and services for the drilling and production sectors of the oil and gas industry. From June 2006 until September 2008, Mr. Warren served as a director of Horizon North Logistics Inc., a Canadian-based publicly-traded service company which provides a diverse mix of products and services to the oil and gas, mining, forestry and pipeline industries focused primarily on Canada’s northern frontiers and Northwest Territory. Mr. Warren served on Horizon’s Compensation, Audit and Nominating and Corporate Governance Committees until September 2008. Mr. Warren also served as a director on the board of ZCL Composites Inc. from December 2007 until May 2008. ZCL is a Canadian-based publicly-traded fiberglass and composite tank manufacturing company serving the oil and gas, petrochemical and water industries in the United States and Canada, as well as several international locations. From May 2009 until June 2011, Mr. Warren served as a director of Trican Well Service Ltd, a Calgary-based, publicly-traded company that provides pressure pumping and related oil field services in Canada, the United States, Russia and many other international locations. Mr. Warren was a member of Trican’s Compensation Committee and Nominating and Corporate Governance Committee.

Paul L. Howes joined our Board of Directors and was appointed as our Chief Executive Officer in March 2006. In June 2006, Mr. Howes was also appointed as our President. Mr. Howes’ career has included experience in the defense industry, chemicals and plastics manufacturing, and the packaging industry. Following the sale of his former company in October 2005 until he joined our Board of Directors in March 2006, Mr. Howes was working privately as an inventor and engaging in consulting and private investing activities. From December

2002 until October 2005, he served as President and Chief Executive Officer of Astaris LLC, a primary chemicals company headquartered in St. Louis, Missouri, with operations in North America, Europe and South America. Prior to this, from 1997 until 2002, he served as Vice President and General Manager, Packaging Division, for Flint Ink Corporation, a global ink company headquartered in Ann Arbor, Michigan with operations in North America, Europe, Asia Pacific and Latin America.

David C. Anderson joined our Board of Directors in September 2006. Mr. Anderson is currently Chairman of the Compensation Committee and serves as a member of the Nominating and Corporate Governance Committee and Audit Committee. Since 2003, Mr. Anderson has been the Chief Executive Officer of Anderson Partners, a firm he formed which provides senior-level executive search and related management consulting services to corporations and private equity, venture capital and professional services firms. Prior to this, from 1992 to 2003, he served in various management positions for Heidrick & Struggles, Inc., also an executive search firm, including President and Chief Executive Officer of executive search, and President and Chief Operating Officer for the company as a whole. At Heidrick & Struggles, he participated in the development of the strategy to merge the domestic operations with the international business unit leading to a successful initial public offering. Mr. Anderson also served as a member of the Board of Directors of Heidrick & Struggles from 1996 through 1999, continuing as a director after the public offering through 2002.

James W. McFarland, Ph.D. joined our Board of Directors in November 2006. Dr. McFarland currently serves as a member of the Nominating and Corporate Governance Committee, Compensation Committee and Audit Committee. Previously, Dr. McFarland served as Chairman of the Compensation Committee. Dr. McFarland is the Rolanette and Berdon Lawrence Distinguished Chair in Finance and Professor of Finance and Economics in the A. B. Freeman School of Business at Tulane University. Dr. McFarland has continuously served as a member of Tulane’s faculty since joining the university in 1988. He also serves as the Executive Director of the Tulane Energy Institute. Previously, Dr. McFarland was the Dean of the Freeman School from July 1, 1988 through June 30, 2005. Prior to joining the faculty at Tulane, he was the Dean of the College of Business Administration at the University of Houston. Dr. McFarland also has served on the faculties of Texas A&M University, the University of Louisiana-Lafayette, the University of Rhode Island, and the University of New Mexico. In addition to his academic appointments, he has worked as a researcher for the University of California Los Alamos National Laboratory and the Presidential Commission on the Nation’s Water Resources. From March 1995 until April 2011, Dr. McFarland served on the Board of Directors and the Compensation Committee of Stewart Enterprises, Inc., a publicly-traded company.

G. Stephen Finley joined our Board of Directors in June 2007. Mr. Finley currently serves as Chairman of the Audit Committee and as a member of the Compensation Committee and Nominating and Corporate Governance Committee. Mr. Finley served as the Senior Vice President, Finance & Administration and Chief Financial Officer of Baker Hughes Incorporated from April 1999 until his retirement from that company in April 2006. Prior to that, from February 1982 to April 1999, Mr. Finley held various financial and administrative management positions with Baker Hughes. From June 2006 until June 2008, Mr. Finley served as a member of the board of directors of Ocean Rig ASA, which was a Norway-based drilling contractor that was listed on the Oslo, Norway stock exchange. He served on the Nominations and Governance Committee and as Chairman of the Audit Committee of Ocean Rig ASA. Since November 2006, Mr. Finley has served as a member of the board of directors, a member of the Audit Committee and Conflicts Committee and serves as Chairman of the Compensation Committee of Exterran GP, LLC, which is the general partner of Exterran, L.P., a publicly traded limited partnership which provides natural gas compression services and products. From December 2006 until November 2011, Mr. Finley served on the board of directors of a privately held company, Total Safety U.S., Inc., a global provider of integrated safety strategies and solutions for hazardous environments.

No family relationships exist among any of our directors or executive officers.

Further information regarding the qualifications for each member of the Board of Directors can been found in the “Director Nominations” section of this proxy under the heading Director Qualifications.

CORPORATE GOVERNANCE

General

Under Delaware law, our business and affairs are managed under the direction of the Board of Directors. The Board of Directors establishes broad corporate policies, has responsibility for our overall performance and direction and authorizes various types of transactions but is not involved in the details of day-to-day operations. Members of the Board of Directors keep informed of our business by participating in Board and committee meetings, by reviewing reports and other materials provided to them and through discussions with the Chief Executive Officer and other officers. All members of the Board of Directors, other than our President and Chief Executive Officer, Mr. Howes, satisfy the independence requirements of the NYSE.

Each director is elected to a one-year term. Our Board of Directors held 13 meetings during 2011. Each director attended at least 75% of the meetings of the Board of Directors held while serving as a member of the Board of Directors and of each committee of which he was a member that was held during the time he was a member.

In March 2005, the Board of Directors chose to separate the roles of Chairman of the Board and Chief Executive Officer. In June 2007, the Board of Directors elected Mr. Box as non-executive Chairman of the Board of Directors. The principal responsibilities of the non-executive Chairman of the Board are:

•	To manage the organization, functioning and affairs of the Board of Directors, in order to enable it to meets its obligations and responsibilities;

•	To facilitate the functioning of the Board of Directors independently of management and maintain and enhance the governance quality of the company and the Board;

•

To interact regularly with the Chief Executive Officer and his staff on major strategy issues, handling of major business issues and opportunities, matters of corporate governance and performance issues, including providing feedback of other Board members and acting as a “sounding board” for the Chief Executive Officer;

•	Together with the Chair of the Compensation Committee, to conduct a formal evaluation of the Chief Executive Officer’s performance at least annually; and

•	To lead the Board of Directors in the execution of its responsibilities to the stockholders.

Given the substantial overlap of the duties of a non-executive Chairman of the Board and a lead independent director, the Board of Directors determined there is no need at this time to designate a lead independent director. A complete description of the responsibilities of the non-executive Chairman of the Board is set forth in a charter adopted by the Board of Directors, a copy of which is available in the “Governance Documents” section under “Corporate Governance” on our website at www.newpark.com. A description of the powers and duties of the Chairman of the Board also is set forth in our Amended and Restated Bylaws.

Corporate Governance Guidelines and Code of Ethics

Corporate Governance Guidelines

We are committed to adhering to sound principles of corporate governance and have adopted Corporate Governance Guidelines that the Board of Directors believes promote the effective functioning of the Board of Directors, its committees and our company. The Corporate Governance Guidelines conform to the NYSE corporate governance listing standards and SEC rules and address, among other matters, director qualifications, independence and responsibilities, majority vote principles, Board committees, Board access to senior management, the independent accountants and other independent advisors, compensation of directors and assessments of committee performance. The Corporate Governance Guidelines are available in the “Governance

Documents” section under “Corporate Governance” on our website at www.newpark.com and are also available, without charge, upon request to our Corporate Secretary at Newpark Resources, Inc., 2700 Research Forest Drive, Suite 100, The Woodlands, Texas 77381.

Majority Vote Policy

Our Corporate Governance Guidelines provide for a majority vote principle in connection with the election of our directors. Under our Corporate Governance Guidelines, in an uncontested election (i.e., an election where the number of nominees is not greater than the number of directors to be elected), any nominee who receives a greater number of votes “withheld” from his election than votes “for” his election must promptly tender his resignation to the Chairman of the Board unless he has previously submitted an irrevocable resignation in accordance with our Corporate Governance Guidelines. The Corporate Governance Guidelines also provide that the Board of Directors may require, in order for any incumbent director to become a nominee for further service on the Board of Directors, that the incumbent director submit to the Board of Directors an irrevocable resignation. The irrevocable resignation will be conditioned upon, and shall not become effective until there has been (i) a failure by that nominee to receive more votes “for” his election than votes “withheld” from his election in any uncontested election of directors and (ii) acceptance of the resignation by the Board of Directors. In the event a director receives a greater number of votes “withheld” from his election than “for” his election, the Nominating and Corporate Governance Committee will make a recommendation to the Board of Directors regarding the action to be taken with respect to the tendered resignation. A director whose resignation is being considered will not participate in any committee or Board of Directors meetings where the consideration is his resignation. The Board of Directors will act on the Nominating and Corporate Governance Committee’s recommendation within 90 days following the certification of the stockholder vote, and the Board of Directors will promptly and publicly disclose its decision. Each of the nominees for election to the Board of Directors has submitted an irrevocable resignation in accordance with our Corporate Governance Guidelines.

Stock Ownership Guidelines

To encourage our non-employee directors to achieve and maintain an appropriate ownership interest in our company, the Board of Directors approved stock ownership guidelines. Section 8 of the Corporate Governance Guidelines requires each of our non-employee directors to own shares of our common stock valued at five times his annual cash retainer. Non-employee directors who were serving on our Board of Directors on March 7, 2007 had five years from that date to obtain the required level of stock ownership. Non-employee directors elected to the Board of Directors after March 7, 2007 have five years from the date of election to reach the required level of stock ownership. In the event of an increase in the annual cash retainer or an increase in the ownership guidelines (such as occurred in 2011, increasing the ownership requirement from three times to five times the annual cash retainer), the non-employee directors will have five years from the effective date of the increase to acquire any additional shares needed to meet the stock ownership guidelines. As of December 31, 2011, each of our non-employee directors satisfied the ownership guidelines, as shown in the table below:

	Stock Ownership Value Required at 5x Annual Cash Retainer	Stock Ownership Value at December 31, 2011(1)
David C. Anderson	$225,000	$855,272
Jerry W. Box	$625,000	$990,930
G. Stephen Finley	$225,000	$679,098
James W. McFarland, PhD	$225,000	$1,086,648
Gary L. Warren	$225,000	$786,348

(1)	Stock ownership value is calculated based on the number of shares owned by the director or members of his or her immediate family residing in the same household and time-based restricted stock held by the director, multiplied by the average closing price of a share of our common stock over the three-months prior to December 31, 2011, as reported by the New York Stock Exchange.

Code of Ethics

The Board of Directors also has adopted a Code of Ethics for Senior Officers and Directors that applies to all of our directors, our principal executive officer, principal financial officer, principal accounting officer or controller, and other senior officers. The Code of Ethics contains policies and procedures applicable to our directors and supplements our Corporate Compliance and Business Ethics Manual which is applicable to all of our employees including our principal executive officer, principal financial officer, principal accounting officer and other senior officers. The purposes of the Code of Ethics, among other matters, are to deter wrongdoing and to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships. The Code of Ethics promotes full, fair, accurate, timely and understandable disclosure in reports and other documents that we file with, or submit to, the SEC and in other public communications. The Code of Ethics also requires compliance with applicable governmental laws, rules and regulations including, without limitation, “insider trading” laws. The Code of Ethics further requires the prompt internal reporting of violations of the Code of Ethics to an appropriate person or persons and accountability for adherence to the Code of Ethics.

Any amendments to, or waivers of, the Code of Ethics with respect to our principal executive officer, principal financial officer or principal accounting officer or controller, or persons performing similar functions, will be disclosed in a Current Report on Form 8-K, which will be available on our website promptly following the date of the amendment or waiver.

Copies of our Code of Ethics for Senior Officers and Directors and our Corporate Compliance and Business Ethics Manual are available in the “Governance Documents” section under “Corporate Governance” on our website at www.newpark.com and are also available in print upon request from our Corporate Secretary.

Related Person Transactions and Procedure

In 2011, the Board of Directors adopted the Policy Regarding Covered Transactions with Related Persons which requires the approval or ratification by the Audit Committee of any Covered Transaction (as defined in the Policy Regarding Covered Transactions with Related Persons). A Covered Transaction includes, but is not limited to, any financial transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships including indebtedness and guarantees of indebtedness in which (a) the aggregate amount involved will or may be expected to exceed $100,000 in any calendar year, (b) we are a participant and (c) any related person has or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). The policy provides that any director, director nominee or executive officer must provide to the Chief Administrative Officer and Chair of the Audit Committee prior notification of all proposed terms of any Covered Transaction (other than related party transactions involving compensation matters and certain ordinary course transactions). The Audit Committee must review the relevant facts and circumstances of the Covered Transaction, including if the terms and conditions of the transaction are generally available to third parties under similar terms or conditions, take into account the level of interest or relationship to the related person and the impact on a director’s independence, and either approve or disapprove the Covered Transaction. If the Audit Committee (or the Chairman of the Audit Committee pursuant to his delegated authority) is unable to provide advance approval of a Covered Transaction, the transaction will be considered at the next regularly scheduled meeting of the Audit Committee. At the next meeting, the Audit Committee will evaluate all options including, but not limited to, ratification, amendment or termination of the Covered Transaction. No director may participate in approval of a Covered Transaction for which he or she is a related party.

Director Independence

The Board of Directors has determined that Messrs. Anderson, Box, Finley, Warren and Dr. McFarland are “independent directors” as that term is defined in the listing standards of the NYSE. In making these determinations regarding independence, the Board of Directors evaluated commercial, consulting, charitable, familial, and other relationships with each of its directors and entities of which he is an executive officer, partner, member, and/or significant stockholder. As part of this evaluation, the Board of Directors noted that none of the directors received any consulting, advisory, or other compensatory fees from us (other than for services as a director) or is a partner, member, or principal of an entity that provided accounting, consulting, legal, investment banking, financial, or other advisory services to our company, and none of the express disqualifications contained in the NYSE rules apply to any of them. Based on this independence review and evaluation, and on other facts and circumstances the Board of Directors deemed relevant, the Board of Directors, in its business judgment, determined that all of our directors and nominees are independent, with the exception of Mr. Howes who is our President and Chief Executive Officer.

Executive Sessions of Non-Management Directors

Our Corporate Governance Guidelines require the non-management directors to meet at least twice each year in executive session, without management present. However, management employees may be invited to attend portions of these meetings if deemed appropriate by the non-management directors to provide information necessary for the meetings. Executive sessions were held as part of every regularly scheduled Board meeting in 2011 and were presided over by Mr. Box as our non-executive Chairman of the Board.

Interested parties may direct their concerns to the Chairman of the Board or to any other non-management director or directors by following the procedures set forth in the section below entitled “Stockholder Communication with Board Members.”

Board Leadership and Risk Management

The Board evaluates its leadership structure and role in risk oversight on an ongoing basis. The decision on whether to combine or separate the Chairman and Chief Executive Officer (“CEO”) role is determined on the basis of what the Board considers to be best for our company. Our current Board leadership structure separates the role of Chairman and CEO. The Board believes that part of an effective Board leadership structure is to have either an independent director as the Chairman or to designate a Lead Director. The Nominating and Corporate Governance Committee and the Board currently believe that the separation of the role of CEO and Chairman (who is an independent director) is appropriate because it provides, among other things, sufficient independence between the Board and management, Board member leadership by an independent director, and facilitates our Board’s ability to carry out its roles and responsibilities on behalf of our stockholders. The Board has appointed Mr. Box, an independent director, as the Chairman and therefore does not believe it is necessary to appoint a Lead Director. The independent directors meet regularly in executive sessions at which time only independent directors are present, and the Chairman of the Board chairs those sessions.

The Board, as a whole and through its committees, retains responsibility for overseeing our company’s processes for assessing and managing risk, although it is management’s responsibility to manage risk on a day-to-day basis. The Board discharges its responsibility, in part, through regular inquiries from the Chairman of the Board to management, periodic communications from management to the Board of Directors of particular risks and events, and discussions during Board meetings with and without management of general and specific risks to the company. The Board also delegates the oversight of certain specific risks to Committees of the Board. For example, the Board delegates to the Compensation Committee the assessment of our company’s compensation plans with regard to whether such plans encourage the taking of inappropriate risks, and delegates to the Audit Committee oversight of the risk assessment undertaken by management to develop the scope and coverage of reviews conducted by our internal audit function. Further discussion of the risk assessment is contained in the “Executive Compensation” section of this proxy under the heading “Risk Assessment of Compensation Programs”.

Committees of the Board of Directors

The Board of Directors has established three standing committees. These committees are the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. All of these committees operate under written charters approved by the Board of Directors. The Chairman of the Board attends all Committee meetings, but does not cast a vote therein. Copies of these charters, which set forth the specific responsibilities of the committees, as well as copies of our Corporate Governance Guidelines, the Code of Ethics for Senior Officers and Directors and the charter of the Chairman of the Board, are available under the “Corporate Governance” section on our website at www.newpark.com . Stockholders also may obtain printed copies of these items, without charge, by contacting us at the following address:

Newpark Resources, Inc.

2700 Research Forest Drive, Suite 100

The Woodlands, Texas 77381

Attn: Corporate Secretary

Audit Committee

As of April 12, 2012, the members of the Audit Committee were G. Stephen Finley (Chairman), David C. Anderson, James W. McFarland, PhD and Gary L. Warren. The Board of Directors has determined that each of the members of the Audit Committee is independent and “financially literate” under applicable SEC rules and NYSE listing rules and is an “independent director” under applicable NYSE listing rules and a “non-employee director” as defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board of Directors also has determined that Mr. Finley and Dr. McFarland are “audit committee financial experts” as defined by applicable SEC rules. The Audit Committee met seven (7) times during 2011 and did not take any action by unanimous written consent.

The Audit Committee is responsible for the selection, evaluation, compensation and, when necessary, replacement of the independent registered public accounting firm. The Audit Committee also has responsibility for providing independent review and oversight of the integrity of our financial statements, the financial reporting process, our systems of internal accounting and financial controls, the performance of our internal audit function and the independent auditors, the independent auditors’ qualifications and independence, our compliance with ethics policies and legal and regulatory requirements and to prepare the Audit Committee Report and disclosure required by the Audit Committee for inclusion in this proxy statement. The independent auditors report directly to the Audit Committee.

The specific responsibilities of the Audit Committee are set forth in the Committee’s charter, a copy of which is available in the “Board Committees & Charters” section under “Corporate Governance” on our website at www.newpark.com and is also available in print upon request from our Corporate Secretary.

Compensation Committee

As of April 12, 2012, the members of the Compensation Committee were David C. Anderson (Chairman), G. Stephen Finley, James W. McFarland, PhD and Gary L. Warren. The Board of Directors has determined that each member of the Compensation Committee is an “independent director” under applicable NYSE listing rules, a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act, and an “outside director” as defined under regulations promulgated under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). The Compensation Committee met eleven (11) times during 2011 and did not take any action by unanimous written consent.

The Compensation Committee has responsibility for establishing, evaluating and administering our compensation arrangements, plans, policies and programs for our Chief Executive Officer and other executive officers and for administering our equity incentive plans. The Compensation Committee also has responsibility for making recommendations to the Board of Directors with respect to the adoption, approval and amendment of all broadly based, cash-based and equity-based incentive compensation plans.

The Compensation Committee has the authority to retain compensation consultants to assist it in evaluating the compensation paid to our Chief Executive Officer and other executive officers. As noted in the “Compensation Discussion and Analysis” section of this proxy, for the 2011 fiscal year, the Compensation Committee retained two compensation consultants, Frost HR Consulting (formerly Stone Partners) and Pearl Meyer & Partners to provide the Committee with advice and recommendations on the amount and form of executive and director compensation. In 2011, Frost HR Consulting provided guidance to management regarding compensation for non-executives, but only with the consent of the Chairman of the Committee as to scope of such services. Pearl Meyer did not advise management or provide any non-executive consulting services to the company other than its work on behalf of the Compensation Committee, and it maintained no other economic relationship with the company.

The specific responsibilities of the Compensation Committee are set forth in the Committee’s charter, a copy of which is available in the “Board Committees & Charters” section under “Corporate Governance” on our website at www.newpark.com and is also available in print upon request from our Corporate Secretary.

Nominating and Corporate Governance Committee

As of April 12, 2012, the members of the Nominating and Corporate Governance Committee were Gary L. Warren (Chairman), David C. Anderson, G. Stephen Finley and James W. McFarland, PhD. The Board of Directors has determined that each of the members of the Nominating and Corporate Governance Committee is an “independent director” under applicable NYSE listing rules and a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act. The Nominating and Corporate Governance Committee met four (4) times during 2011 and did not take any action by unanimous written consent.

The Nominating and Corporate Governance Committee assists and advises the Board of Directors with respect to the size, composition and functions of the Board of Directors, identifies potential candidates for the Board of Directors and recommends to the Board of Directors a slate of qualified nominees for election as directors at each annual meeting, oversees the annual evaluation of the Board of Directors as a whole and the committees of the Board of Directors, and develops and advises the Board of Directors with respect to corporate governance principles, policies and practices. The Nominating and Corporate Governance Committee also serves as the Qualified Legal Compliance Committee for purposes of Section 307 of the Sarbanes-Oxley Act and ensures compliance with the standards of the SEC for professional conduct for attorneys appearing and practicing before the SEC in the representation of our company.

The specific responsibilities of the Nominating and Corporate Governance Committee are set forth in the Committee’s charter, a copy of which is available in the “Board Committees & Charters” section under “Corporate Governance” on our website at www.newpark.com and is also available in print upon request from our Corporate Secretary.

Director Nominations

The Nominating and Corporate Governance Committee is responsible for periodically evaluating and making recommendations to the Board of Directors with respect to the size and composition of the Board of Directors. Although we have not adopted a formal policy with regard to the consideration of diversity when evaluating candidates for election to the board, the charter of our Nominating and Corporate Governance Committee and our Corporate Governance Guidelines provide that diversity shall be one of the criteria considered for candidates. The Committee considers the term “diversity” to include a diversity of viewpoints, expertise and experience as well as gender, ethnicity and background. When analyzing director nominations and director vacancies, the Nominating and Corporate Governance Committee strives to recommend candidates for director positions who will create a Board that reflects diversity, including but not limited to background, experience, gender, ethnicity, and country of citizenship. The Nominating and Corporate Governance Committee seeks to identify prospective directors who will strengthen the Board of Directors and evaluates prospective directors, including incumbent directors, in accordance with the criteria set forth in our Corporate Governance Guidelines and other criteria as may be set by the Board of Directors or the Committee. Some of the principal criteria include whether the candidate (i) is of the highest integrity and character; (ii) has familiarity with our business and industry; (iii) has independence of thought and financial literacy; (iv) is willing and able to devote sufficient time to effectively carry out the duties and responsibilities of a director; and (v) has the objectivity, ability and desire to represent the interests of the stockholders as a whole, free from any conflict of interest. Our Corporate Governance Guidelines include a director retirement age policy. Under that policy, any person who is 75 years of age or more shall not be eligible to be elected as a director, although any director reaching the age of 75 while in office may serve the remainder of his or her term until the next annual stockholders meeting.

Director Qualifications

Our Board members represent a desirable mix of backgrounds, skills and experiences and they all share the personal attributes of effective directors described above. The Board monitors the effectiveness of this approach through the annual self-assessment process. Below are some of the specific experiences and skills of our directors:

Jerry W. Box

Mr. Box brings to the Board his extensive experience in, and knowledge of, the oil and gas industry, in general, and exploration and production companies, in particular, providing valuable insight into the primary market for our products and services. His service as a director of other public companies, including his prior role as Chairman of Magnum Hunter, also provides Mr. Box with knowledge and experience important for his service on our Board of Directors in the areas of corporate governance, strategic direction and public company executive compensation.

Gary L. Warren

Mr. Warren’s experience as a senior executive for Weatherford International gave him an extensive background in the oil and gas services business. This experience provides our Board of Directors with insight into our customers, competitors and suppliers. With over 20 years experience as an executive in the industry in which we compete (and much of it on a global basis), he has the ability to offer guidance and direction regarding our expansion in international markets. Mr. Warren also brings to our company his knowledge in the areas of business and operations management.

David C. Anderson

As the former President and CEO, Executive Search for the international executive search firm Heidrick and Struggles and later as President and COO of the worldwide firm, Mr. Anderson has extensive experience with public company management as well as business strategy. Further, he gained valuable insight into executive compensation, recruitment, development and succession planning. Since joining the Board, Mr. Anderson served as Chairman of a Special Litigation Committee of our Board, providing him with experience in conducting internal investigations and risk assessment.

James W. McFarland, PhD

Dr. McFarland teaches and undertakes research in the areas of econometrics, energy and resource economics, international finance, statistics and strategy. His extensive work in these areas contributes to the

Board of Directors a solid understanding of the energy industry, best practices in business management and expertise in financial analysis. Further, Dr. McFarland served on the Special Litigation Committee of our Board and another board on which he previously served, providing him with substantive experience in conducting internal investigations and internal controls.

G. Stephen Finley

Mr. Finley has brought to the Board of Directors a deep understanding of both the oil and gas industry and the energy services business. Through his senior executive positions at Baker Hughes and with a major public accounting firm, Mr. Finley has extensive knowledge in the areas of accounting, auditing, and compliance, both of domestic and international businesses. Moreover, his knowledge of the energy services business provides the Board of Directors with a valuable resource in its assessment of our performance, opportunities, risks and strategy.

Paul L. Howes

Mr. Howes’ background includes a strong understanding of industrial and chemical manufacturing processes and practices, much of which is directly applicable to our products and services. Based on his experience in both larger and smaller companies, he offers leadership and insight into best management practices, employee development, compensation, marketing and operations. He also has previous experience with leading an executive team, in both domestic and international markets.

The Nominating and Corporate Governance Committee will consider nominees recommended by stockholders who meet the eligibility requirements for submitting stockholder proposals for inclusion in the next proxy statement, including those eligibility requirements set forth in our Corporate Governance Guidelines. In order to nominate a director at the annual meeting, our bylaws require that a stockholder follow the procedures set forth in the bylaws. (Our bylaws are available under “Governance Documents” in the “Corporate Governance” section of our website at www.newpark.com.) In order to recommend a nominee for a director position, a stockholder must be entitled to vote in the election of directors and must provide notice in accordance with our bylaws. Stockholder nominations must be made pursuant to written notice delivered in accordance with the following instructions no later than ninety (90) days prior to the meeting; provided, that if the date of the meeting is not publicly announced more than one hundred (100) days prior to the meeting, such notice will be considered timely if properly delivered no later than the close of business on the tenth (10th) day following the day on which such announcement of the date of the meeting was communicated to the stockholders.

The stockholder notice must set forth the following:

•	name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated;

•	a representation that the stockholder is a holder of record of common stock entitled to vote at the meeting and intends to appear in person or by proxy to nominate the person or persons specified;

•	a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons under which the nomination(s) are made by the stockholder;

•

for each person the stockholder proposes to nominate for election as a director, all information relating to such person that would be required to be disclosed in solicitations of proxies for the election of such nominees as directors pursuant to Schedule 14A promulgated under the Exchange Act;

•	for each person nominated, a written consent to serve as a director, if elected; and

•	a statement whether such nominee, if elected, intends to deliver an irrevocable resignation in accordance with our Corporate Governance Guidelines.

In addition to complying with the foregoing procedures, any stockholder nominating a director must also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder.

The stockholder making the recommendation also should submit information demonstrating the number of shares he or she owns. Stockholders may send recommendations for director candidates for the 2013 Annual Meeting to the Nominating and Corporate Governance Committee by U.S. mail or overnight delivery at the following address: Chair, Nominating and Corporate Governance Committee, c/o Corporate Secretary, Newpark Resources, Inc., 2700 Research Forest Drive, Suite 100, The Woodlands, Texas 77381.

Candidates recommended by the Nominating and Corporate Governance Committee must include a sufficient number of persons who upon election would be independent directors having the skills, experience and other characteristics necessary to provide qualified persons to fill all Board committee positions required to be filled by independent directors. In considering any candidates recommended by stockholders, the Nominating and Corporate Governance Committee will take into account the same factors as apply to all other prospective nominees.

Stockholder Communication with Board Members

The Board of Directors has established a process for stockholders to send communications, other than sales-related communications, to one or more of its members. These communications should be sent by letter addressed to the member or members of the Board of Directors to whom the communication is directed, care of the Corporate Secretary, Newpark Resources, Inc., 2700 Research Forest Drive, Suite 100, The Woodlands, Texas 77381. These communications, other than sales-related communications, will be forwarded to the Board member or members specified.

Director Attendance at Annual Meeting

We have a policy encouraging the attendance of all directors at annual meetings of stockholders, and we make all appropriate arrangements for directors that choose to attend. All of our directors attended the 2011 Annual Meeting of Stockholders.

EXECUTIVE OFFICERS

As of April 12, 2012, our executive officers, their ages and positions with us were as follows:

Name	Age	Title
Paul L. Howes	56	President and Chief Executive Officer
Gregg S. Piontek	40	Vice President, Chief Financial Officer and Chief Accounting Officer
Mark J. Airola	53	Senior Vice President, General Counsel, Chief Administrative Officer and Secretary
Bruce C. Smith	60	Executive Vice President and President of Fluids Systems and Engineering
Jeffery L. Juergens	56	Vice President and President of Mats and Integrated Services and Environmental Services
Lee Ann Kendrick	42	Vice President, Human Resources

A description of the business experience of Mr. Howes during the past five years can be found in the “Election of Directors” section of this proxy under the heading “Business Experience of Director Nominees during the Past Five Years”.

Gregg S. Piontek joined us in April 2007 as our Vice President, Controller and Chief Accounting Officer. He was appointed as our Chief Financial Officer in October 2011. Before joining us, Mr. Piontek served in various financial roles for Stewart & Stevenson Services, Inc. and Stewart & Stevenson, LLC from June 2001 through March 2007, including Divisional Controller, Assistant Corporate Controller, and most recently as Vice President and Chief Accounting Officer. Prior to that, Mr. Piontek served in various financial roles at General Electric, CNH Global N.V. and Deloitte & Touche LLP.

Mark J. Airola joined us in October 2006 as our Vice President, General Counsel and Chief Administrative Officer and was appointed as our Secretary in December 2006. He was named Senior Vice President in February of 2011. Mr. Airola has practiced law for 27 years, primarily with large, publicly traded companies. Most recently, from September 1995 through September 2006, Mr. Airola was employed by BJ Services Company, a provider of pressure pumping and other oilfield services to the petroleum industry, serving initially as Assistant General Counsel and subsequently, in 2003, also being named as Chief Compliance Officer (and as an executive officer). From 1988 to 1995, Mr. Airola held the position of Senior Litigation Counsel at Cooper Industries, Inc., a global manufacturer of electrical products and tools, and had initial responsibility for managing environmental regulatory matters and litigation and subsequently managing the company’s commercial litigation.

Bruce C. Smith joined us in April 1998 as our Vice President, International. Since October 2000, he has served as President of Fluids Systems and Engineering. He also held the title of Vice President of our company beginning in 2006 and he was named as Executive Vice President of our company in March of 2011. Prior to joining us, Mr. Smith was the Managing Director of the U.K. operations of M-I Swaco, a competitor of Newpark Drilling Fluids, where he was responsible for two business units, including their drilling fluids unit.

Jeffery L. Juergens joined us in October 2010 as President of Mats and Integrated Services and Environmental Services. From February 2009 to March 2010, Mr. Juergens held the position of Chief Executive Officer of B&B Oilfield Services, an oilfield equipment manufacturing company which was acquired by Halliburton. Previously, from August 2007 to February 2009, he was at Omni Energy Services, where he led the company’s Seismic Drilling Division as General Manager. From August 2006 to August 2007, Mr. Juergens served as Business Development Manager, North and South America for M-I Swaco Specialized Tools. From September 1999 to August 2006, he served SPS International, a wellbore cleanup tools and technology company, as Vice President International Operations, with responsibility for the development of operations in Canada and Latin America. Prior to that, Mr. Juergens held management positions with both BJ Services and Baker Hughes.

Lee Ann Kendrick joined us in January 2012 as Vice President, Human Resources. From January 2009 until December 2011, Ms. Kendrick held the position of Regional Human Resources Manager at Lloyd’s Register, where she was responsible for the implementation of Human Resources initiatives that supported the business and contributed to the development of strategy and business plans covering North America, South America and the Caribbean. Previously, from July 2002 until January 2009, Ms. Kendrick served as Human Resources Services Director for CGG Veritas, a seismic solutions oil and gas services company, where she had responsibility for all aspects of compensation, benefits, and immigration, as well as with working with senior executives and business managers in the areas of succession planning, talent assessment and development planning.

OWNERSHIP OF COMMON STOCK

Certain Beneficial Owners

The following table sets forth information, as of the date indicated in the applicable Schedule 13G with respect to each stockholder identified as beneficially owning greater than 5% of our common stock, the number of outstanding shares of our common stock and the percentage beneficially owned. Except as otherwise indicated below, each person named in the table has sole voting and investment power with respect to all shares of common stock beneficially owned by that person.

	Shares of Common Stock Beneficially Owned
Name and Address of Beneficial Owner	Number	Percent
Wells Fargo & Company(1) 420 Montgomery Street San Francisco, California 94104	10,699,031	11.9%

BlackRock, Inc.(2) 40 East 52nd Street New York, New York 10022	7,164,026	7.8%

Heartland Advisors, Inc.(3) 789 North Water Street Milwaukee, Wisconsin 53202	5,731,101	6.3%

Dimensional Fund Advisors, LP(4) Palisades West, Building One 6300 Bee Cave Road Austin, Texas 78746	5,113,862	5.6%

(1)	Based solely on Amendment No. 8 to a Schedule 13G jointly filed by Wells Fargo & Company, Wells Capital Management Incorporated, and Wells Fargo Funds Management, LLC on February 14, 2012 with the SEC. According to the Schedule 13G/A, (i) Wells Fargo & Company has sole voting power with respect to 10,699,031 shares and sole dispositive power with respect to 10,796,353 shares and shared voting power with respect to 181 shares and shared dispositive power with respect to 90 shares; (ii) Wells Capital Management Incorporated has sole voting power with respect to 2,632,980 shares and sole dispositive power with respect to 10,587,751 shares; and (iii) Wells Fargo Funds Management, LLC has sole voting power with respect to 7,942,055 shares and sole dispositive power with respect to 97,909 shares. The address for each of Wells Capital Management Incorporated and Wells Fargo Funds Management, LLC is 525 Market Street, San Francisco, California 94105.

(2)	Based solely on Amendment No. 2 to Schedule 13G filed with the SEC on February 10, 2012 by BlackRock, Inc. According to the Schedule 13G/A, BlackRock, Inc. has sole voting and dispositive power with respect to 7,164,026 shares.

(3)	Based solely on Schedule 13G filed jointly by Heartland Advisors, Inc. and William J. Nasgovitz with the SEC on February 10, 2012. According to the Schedule 13G/A, Heartland Advisors, Inc. is the beneficial owner of 5,731,101 shares by virtue of its investment discretion and voting authority granted by certain clients, which may be revoked at any time. William J. Nasgovitz is deemed to beneficially own 5,731,101 shares by virtue of his control of Heartland Advisors, Inc. Heartland Advisors, Inc. and William J. Nasgovitz each has shared power to vote 5,579,700 shares and to dispose of 5,731,101 shares. According to the Schedule 13G/A, the clients of Heartland Advisors, Inc., a registered investment advisor, including an investment company registered under the Investment Company Act of 1940 and other managed accounts, have the right to receive or the power to direct the receipt of dividends and proceeds from the sale of shares included on the Schedule 13G/A. The Heartland Value Fund, a series of the Heartland Group, Inc., a registered investment company, owns 4,600,000 shares disclosed in the Schedule 13G/A. Any remaining shares disclosed are owned by various other accounts managed by Heartland Advisors, Inc. on a discretionary basis. To the best of Heartland Advisors’ knowledge, none of the other accounts owns more than 5% of the outstanding stock.

(4)	Based solely on Amendment No. 4 to Schedule 13G filed with the SEC on February 14, 2012, Dimensional Fund Advisors LP has sole voting power over 4,923,072 shares and sole dispositive power over 5,113,862 shares. According to the Schedule 13G/A, Dimensional Fund Advisors LP is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940 and furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. In its role as investment advisor or manager, Dimensional Fund Advisors LP possesses investment and/or voting power over the securities and may be deemed to be the beneficial owner of the shares. However, all securities reported in the Schedule are owned by the investment companies, therefore, Dimensional Fund Advisors LP disclaims beneficial ownership of the securities.

Ownership of Directors and Executive Officers

The following table sets forth information with respect to the beneficial ownership of our outstanding common stock as of April 12, 2012, by (i) each current director and each nominee for director, (ii) each named executive officer identified in the Summary Compensation Table below, and (iii) all current directors and executive officers as a group. Except as otherwise indicated below, each person named in the table has sole voting and investment power with respect to all shares of common stock beneficially owned by that person, except to the extent that authority is shared by spouses under applicable law. None of the shares reported below are pledged as security.

	Shares Beneficially Owned
Name	Number		Percent(1)
Paul L. Howes	1,193,436	(2)	1.3%
Mark J. Airola	482,176	(3)	*
Bruce C. Smith	444,323	(4)	*
Gregg S. Piontek	167,588	(5)	*
Jerry W. Box	148,849	(6)	*
James W. McFarland, PhD	146,649	(7)	*
Jeffery L. Juergens	128,399	(8)	*
Gary L. Warren	111,649	(9)	*
David C. Anderson	109,682	(10)	*
James E. Braun(11)	103,949		*
G. Stephen Finley	79,149	(12)	*
All current directors and executive officers as a group (12 persons)	3,145,849	(13)	3.37%

*	Indicates ownership of less than 1%.

(1)	The percentage ownership is based on 91,762,309 shares of common stock outstanding as of April 12, 2012. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares that such person or group of persons has the right to acquire within 60 days of April 12, 2012 (or June 12, 2012).

(2)	Includes (i) 881,409 shares issuable upon exercise of options and (ii) as of April 25, 2012, 133,507 shares which remain subject to restricted stock awards.

(3)	Includes (i) 250,212 shares issuable upon the exercise of options and (ii) as of April 25, 2012, 113,205 shares which remain subject to restricted stock awards.

(4)	Includes (i) 292,879 shares issuable upon the exercise of options and (ii) as of April 25, 2012, 121,831 shares which remain subject to restricted stock awards.

(5)	Includes (i) 94,559 shares issuable upon the exercise of options and (ii) as of April 25, 2012, 58,127 shares which remain subject to restricted stock awards.

(6)	Includes (i) 36,100 shares issuable upon the exercise of options and (ii) as of April 25, 2012, 13,691 shares which remain subject to restricted stock awards.

(7)	Includes (i) 20,000 shares issuable upon the exercise of options and (ii) as of April 25, 2012, 13,691 shares which remain subject to restricted stock awards.

(8)	Includes (i) 10,739 shares issuable upon the exercise of options and (ii) as of April 25, 2012, 117,660 shares which remain subject to restricted stock awards.

(9)	Includes (i) 20,000 shares issuable upon the exercise of options and (ii) as of April 25, 2012, 13,691 shares which remain subject to restricted stock awards.

(10)	Includes (i) 10,000 shares issuable upon the exercise of options and (ii) as of April 25, 2012, 13,691 shares which remain subject to restricted stock awards.

(11)	Mr. Braun is no longer an executive officer effective as of October 31, 2011.

(12)	As of April 25, 2012, includes 13,691 shares which remain subject to restricted stock awards.

(13)	Includes (i) 1,615,898 shares issuable upon the exercise of options and (ii) as of April 25, 2012, 642,785 shares which remain subject to restricted stock awards.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis describes the compensation provided to our named executive officers and other members of senior management, including the principles and processes used in determining their compensation.

This Compensation Discussion and Analysis addresses the following topics:

First, it includes an Executive Summary of our compensation practices and factors relating to our 2011 compensation;

Second, it discusses our executive compensation philosophy and how that philosophy is reflected in the key components of our executive compensation program, including an analysis of “realized pay” compared to the compensation reflected in the Summary Compensation Table;

Third, it reviews the results of the “Say on Pay” vote from the 2011 Annual Meeting and discusses how the Compensation Committee responded to the vote of our stockholders;

Fourth, it discusses how we implement our executive compensation programs and the roles of our Compensation Committee, members of management, and the Compensation Committee’s independent consultants in establishing executive compensation;

Fifth, it discusses the key elements of our executive compensation program and how our compensation was determined for 2011 for our Chief Executive Officer and our other named executive officers; and

Finally, it discusses the employment agreements with our executive officers and other significant policies and matters related to executive compensation.

Executive Summary

Our performance for 2011.    We achieved strong financial performance in 2011, and we believe our executive officers were instrumental in helping us achieve those results. Key highlights for 2011 include:

•

We grew our company — with revenues up 34% over 2010.    Revenues for 2011 were $958 million, an increase of 34% over 2010. This growth was achieved through a combination of market share growth, increases in industry activity levels and a strategic acquisition.

•

Our growth was profitable — with operating income up 70% over 2010.    Operating income reached $133 million which translated into $0.80 per diluted share, representing increases of 70% and 74% respectively over 2010.

•	We earned a return in excess of our cost of capital. For 2011, return on net capital employed was 13.50% compared with an average cost of capital for the year of 13.00%.

•

We continued to invest in the future.    In our Drilling Fluids business, we supported the expansion of the award winning water-based drilling fluid, EVOLUTION®, with revenues from this system increasing to $67 million in 2011 from $27 million in 2010. We also acquired and successfully integrated the drilling fluids business of Rheochem (Australia, New Zealand and India), giving us a presence in the growing Asia Pacific region.

Our efforts to improve governance and risk management.    In the last several years we have undertaken a number of changes in an effort to improve compensation governance, including:

•	Increased stock ownership guidelines for officers and directors.

-	For our CEO, to five times his base salary

-	For our Directors, to five times their annual cash retainers

•	Continued to utilize two independent compensation consultants (Frost HR Consulting and Pearl Meyer & Partners) to assist the Compensation Committee with assessing executive compensation.

•	Undertook an annual review and assessment of compensation-related risks (assisted by the compensation consultants). In this past year, the results from this assessment noted that we have:

-	An effective balance between cash and equity compensation

-	An appropriate balance between short-term and long-term compensation

-	Incentive structures that encourage achievement, but mitigate risk by requiring deferral of a portion of annual incentives above certain levels of performance

Compensation-related Highlights for 2011.    Compensation decisions made by the Compensation Committee during 2011 were made in the context of a continuously firming oilfield services labor market due to expanding exploration and production of oil and gas through all of 2011. Following are some of the key compensation-related decisions for 2011, all of which are discussed in greater detail in the remainder of the Compensation Discussion and Analysis:

•	We held our first advisory vote on our executive compensation program (“Say on Pay”) and received 96% support from stockholders. We also decided to hold future advisory votes on an annual basis.

•

Named executive officer (“NEO”) base salaries were increased by an average of 8%, bringing their compensation to or near the market medians (i.e., within the market 50th percentile range) for their positions. In approving the increases, the Compensation Committee also considered the fact that, prior to 2011, the NEO’s base salaries had not been increased since 2008.

•

The Compensation Committee approved bonuses for our NEOs under our annual incentive plan that averaged 2.2x target.    Under our annual incentive plan, any amounts above 2x (over-achievement) are deferred for the next two years.

•

Our Compensation Committee approved equity awards at each NEO’s target award level, with 50% of the total value provided in the form of time-based stock options and 50% in the form of time-based restricted stock. For 2011, the Compensation Committee concluded that this mix provides an appropriate balance of market competitiveness, long-term performance incentive, and alignment of long-term compensation for the NEO’s with the interests of our stockholders.

•

Our Compensation Committee also approved supplemental equity awards in the form of time-based restricted stock to our NEO’s (excluding the CEO) to address competitive pressure exacerbated by the departure of our Chief Financial Officer in the fourth quarter of 2011. The Compensation Committee felt that it was important for the company and for our stockholders to maintain stability among the core management team who have been instrumental in driving our positive performance, and to provide them additional forward-looking incentives to maintain that performance into the future.

•	Our NEOs’ achieved total direct compensation (defined as salary plus actual annual incentive earned plus grant date long-term incentive value) at 166% of target opportunity.

Executive Compensation Philosophy and Objectives

We design the executive compensation program to attract, motivate and retain the executive talent that we need in order to implement our business strategy and to improve our long-term profitability and stockholder value. To this end, our executive compensation program is characterized by the following principal objectives:

•	Competitiveness: providing compensation programs and pay opportunities that are competitive with market practice;

•	Pay-for-performance: tying a majority of pay opportunities to achievement of short-term and long-term performance criteria;

•	Stockholder alignment: structuring pay programs to ensure that executive rewards are aligned with stockholder interests; and

•

Compensation governance and risk assessment:    consistently review (and address, as appropriate) potential areas for compensation-related risk and ensure governance mechanisms and controls are appropriate.

Competitiveness.    The Compensation Committee believes that the total compensation of our NEOs should be competitive with the market in order to ensure that we are able to attract and retain the right caliber of executive talent. The Compensation Committee considers the oilfield services industry to be the market in which we compete for executive talent and we use a combination of peer group and oilfield services data in order to assess the competitiveness of our compensation programs within that market. The Compensation Committee generally targets NEO compensation at the market median in the oilfield services market, with opportunities to earn above or below the market median in return for performance. However, target levels of individual pay are not based on a strict adherence to the market median but may vary from median levels based on a variety of considerations, including internal equity, individual performance, time in position, and availability of comparable market data.

Some of the challenges that we face in recruiting and retaining talented executive and senior managers, when compared with other companies in the oilfield services industry (including our peers and competitors), include:

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The increase in activity levels in the oil and gas industry, and particularly in the United States as the result of the development of shale areas (such as the Bakken, Eagle Ford and Marcellus formations), has significantly increased competition for talented and experienced executives in this industry.    The competition for talent is not limited to our direct peers or competitors, but spans the entire upstream and midstream oil and gas marketplace and includes companies both smaller and significantly larger than us.

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Our success in 2010 and 2011 has made our executives targets for energy-related companies (oilfield services and otherwise) looking to fill open positions.    As an example, our former Chief Financial Officer (“CFO”) was targeted by a privately-held oilfield equipment company and he departed our company in October of 2011, receiving a significant increase in his compensation package. While we had an internal candidate capable of assuming the CFO role, the loss of a senior executive can be very disruptive to the organization. Attracting and then retaining high performing individuals is critical to our success and under these market conditions we need to be creative in our approach to salaries, incentive targets and retention tools. For example, following the departure of our CFO, the Compensation Committee authorized grants of additional time-based restricted stock awards to key executives, including certain NEO’s, in part to address this competitive pressure.

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We are more vulnerable to slow-downs in North American drilling activity levels than our larger competitors (as evidenced by our results from 2009).    While each of our larger competitors has significant exposure to the North American market, they also have a greater percentage of their revenues originating from international markets and offer a wider scope of products and services, some of which are not as dependent on drilling rig activity as either our Fluids Systems and Engineering segment or our Mats and Integrated Services business. We are consequently at a disadvantage when compared to our competition and this requires that we be creative in the compensation plans we adopt to recruit and retain key personnel.

The charts below provide a summary of how 2011 target and actual total direct compensation for our NEOs compared to the market data presented to the Compensation Committee.

Competitiveness of 2011 NEO Total Direct Compensation (TDC)
Target TDC	Actual TDC

Target total direct compensation includes • Annualized base salary • Target annual incentive opportunity • Targeted grant-date value of long-term incentive compensation

Actual total direct compensation includes

• Actual salary paid (from Summary Compensation Table)

• Actual annual incentive paid for 2011 performance

• Actual grant-date value of long-term incentive compensation granted during 2011

The primary difference between the competitive position of CEO actual TDC and actual TDC for our other NEOs is the fact that our CEO declined participation in the special equity grants approved by the Compensation Committee in late 2011.

Pay-for-Performance.    In determining targeted compensation levels, the Compensation Committee places a significant portion of each executive officer’s compensation at risk through the use of performance-based pay. Performance-based pay generally includes non-equity (cash) incentives for achievement of specified performance objectives and equity incentive compensation whose long-term value depends upon our stock price (stock options, in particular).

The table below summarizes the principal components of our pay-for-performance approach to our executive officer compensation:

Components of NEO Total Direct Compensation
Component	Category	Pay-for-Performance Component	Reference to Additional Information
Base Salary	Fixed Pay	Annual Merit Adjustment • Adjustments consider each individual’s experience, performance and contributions over time. Provides a competitive salary relative to our peer groups.	See “Direct Compensation — Base Salary” in Elements of Executive Compensation

Annual Cash Incentive	Performance-Based (Variable)	Annual Performance • Awards are based on achieving corporate and business unit financial goals on an annual basis, and can include individual objectives.	See “Direct Compensation — Non-Equity Incentive Compensation” in Elements of Executive Compensation

Equity Incentive	Performance-Based (Variable)

Multi-Year Stock Price Performance

•  Long-term incentive awards with multi-year vesting periods

•  Realized value contingent upon long-term growth in stockholder value — particularly in the case of stock option awards

See “Direct Compensation — Equity Incentive Compensation” in Elements of Executive Compensation

The Compensation Committee typically sets 60-90% of the executive officer’s target compensation as contingent, performance-based pay (both short-term and long-term performance). By placing particular emphasis on performance-based variable pay, we ensure that outstanding individual and corporate achievements are required for an executive’s compensation to significantly exceed the median compensation levels (based on benchmarks discussed above). During 2011, over 80% of actual compensation for our NEOs was delivered in the form of variable pay.

NEO Target Total Direct Compensation Opportunity — 2011

NEO Actual Total Direct Compensation — 2011

Summary of Realized Pay for 2011.    We believe it is important to keep in mind that, unlike short-term cash incentive compensation (which awards executives for profitable performance in the previous year), we view equity incentive compensation as a forward-looking incentive. We grant these awards not to recognize past performance, but to align the long-term interests of our executives with those of our stockholders and to provide an incentive which rewards executives over time for helping to drive future growth in stockholder value. In particular, we view stock option grants as performance-based compensation because they only have value to the extent that our stock price appreciates after the date of grant.

Further to this view of equity incentive compensation, we have summarized below the realized compensation for our officers during 2011 in contrast to the compensation numbers presented in the Summary Compensation Table. The following table represents supplemental information and is not intended to be a substitute for the information provided in the Summary Compensation Table on page 48, which has been prepared in accordance with the SEC’s disclosure rules. In the table below we have included two measures of NEO total direct compensation for 2011. Each measure includes 2011 actual cash compensation (2011 salary plus annual incentive earned for 2011 performance), but differs in how we include the equity component:

Measure of Total Direct Compensation	Components Included
	Base Salary	Annual Incentive	Stock Options	Restricted Stock
Summary Compensation Table total direct compensation	Actual 2011 Salary	Actual Bonus Earned for 2011 Performance	Grant date value of awards made during 2011	Grant date value of awards made during 2011

Realized total direct compensation	same	same	Value realized from option exercises during 2011	Value realized from stock vesting during 2011

NEOs at the End of 2011	Measures of 2011 Total Compensation		Realized Total Direct as a Percent of Summary Compensation Table Total Direct
	Summary Compensation Table Total Direct Compensation	Realized Total Direct Compensation
Paul L. Howes	$3,209,197	$2,382,776	74%
Gregg S. Piontek	$1,019,529	$527,290	52%
Mark J. Airola	$1,741,631	$795,420	46%
Bruce C. Smith	$1,882,634	$847,556	45%
Jeffery L. Juergens	$1,391,832	$620,376	45%
AVERAGE			52%

As shown in the table above, despite meaningful grants of equity incentives during 2011, the actual compensation realized by our executives during 2011 averaged 52% of the components of their total direct compensation identified on the prior page and as reflected in the Summary Compensation Table for 2011.

In June of 2011, the Compensation Committee, requested Pearl Meyer & Partners to review the relationship between total CEO realizable compensation and our performance against our compensation peer group for the three fiscal years ended December 31, 2010. This review was conducted to understand the degree of alignment between total compensation delivered to our CEO during the period and our performance relative to our peers. Company performance was defined as relative Total Shareholder Return (TSR) for the three year period. CEO compensation was measured in terms of the following components of realizable pay over the same three year time frame (as compared to CEOs in our peer group who have at least three years of tenure at the end of 2010):

•	Salary, plus

•	Bonuses earned, plus

•	The value realized from stock option exercises, stock vesting, and performance-based long-term incentive plan payouts, plus

•	The change in year-end value of unexercised time-based stock options and unvested time-based restricted shares held at the beginning and end of the 3-year period.

The results of this analysis are shown in the chart below, revealing that our percentile ranking for performance (45th percentile) was well above our ranking for CEO realizable pay over the period (9th percentile).

This outcome (i.e., realizable pay at a lower level than would be indicated by our relative TSR performance) was due in part to several tranches of performance-based long-term incentive awards granted from 2007 through 2009, which required achievement of multi-year absolute (i.e., not relative to peers) EPS performance goals. The minimum criteria for achievement were not reached to trigger the vesting of the awards for any of these tranches as a result of very difficult market conditions during 2009. These awards have not been a part of our ongoing executive compensation program since 2009.

After reviewing this analysis and the strong level of shareholder support expressed in our 2011 advisory vote on executive compensation, the Compensation Committee felt confident that the guiding principles and core components of our program remained appropriate for 2011 — subject to the potential for adjustment of salaries and incentive opportunities for 2012 following review of competitive market data later in 2011.

Stockholder Alignment.    We believe that the interests of our stockholders and executives should be aligned by ensuring that a portion of our executive’s compensation is directly determined by:

•	Earnings per share growth — through annual incentive opportunities; and

•	Appreciation in our stock price — through long-term (equity) incentive awards.

With realizable value tied to increase stockholder value, long-term (equity) incentives provide our executives with an opportunity to share in the value they create, which is consistent with our pay-for-performance philosophy. During 2011, the Compensation Committee awarded equity incentives in the form of time-based restricted stock and time-based stock options. The grant date value of equity incentive awards can vary from year to year based upon considerations such as competitive market data, prior grants made to individuals, share availability and shareholder dilution. Time-based awards typically vest over a three-year period.

In support of our goal of stockholder alignment, the Compensation Committee implemented stock ownership guidelines for directors and executives in 2007. During 2011, in order to further enhance alignment, the Compensation Committee approved increases to our guideline levels of ownership as shown below:

Title	Original Ownership Target	Revised Ownership Target
Chief Executive Officer	3x salary	5x salary
Chief Legal Officer and Chief Financial Officer	2x salary	3x salary
President of Drilling Fluids and Engineering Division	1x salary	3x salary
Other Division Presidents	1x salary	2x salary
Other Designated Officers/Executives	1x salary	1x salary
Nonemployee Directors	3x retainer	5x retainer

Unvested time-based restricted shares are counted toward the satisfaction of these guidelines. However, unexercised stock options and unearned performance shares do not count toward satisfaction of these guidelines. In the event of an increase in the annual cash retainer or an increase in the ownership requirement (such as occurred in 2011), the executives will have five years from the effective date of the increase to acquire any additional shares needed to meet the stock ownership guidelines.

Compensation governance and risk assessment.    A risk assessment of the executive compensation plans is undertaken as part of the annual procedures for the Compensation Committee. That process includes assessing:

•	Each aspect of the various components of direct compensation (salary, annual cash incentives, and equity plans); and

•	Metrics used for any performance-based plans.

The risks are assessed for each component and metric, along with consideration being given to alternative compensation approaches. To the extent that risks are identified, the Compensation Committee also considers whether the risks have or can be mitigated through various features of the compensation plans. Further discussion of the risk assessment is contained in the “Executive Compensation” section in this proxy under the heading “Risk Assessment of Compensation Programs”.

Consideration of Advisory Say on Pay Voting Results

In compliance with Section 14A of the Securities Exchange Act, the Company asks the stockholders to approve, on an advisory basis, the compensation of our NEOs as disclosed in the Company’s Proxy Statement (commonly known as the “Say on Pay” advisory votes). While the Say on Pay votes are advisory votes and are not binding on the company, the Compensation Committee strongly values the opinions of the stockholders as expressed in the Say on Pay votes. On an ongoing basis, the Compensation Committee:

•	Monitors the performance of the company and its Senior Executives;

•	Makes business determinations concerning what performance goals the Compensation Committee believes are appropriate;

•	Determines what financial incentives are appropriate to incentivize the achievement of these goals; and

•	Designs and modifies the company’s executive compensation programs as it deems appropriate and consistent with these determinations.

In making its determinations, the Compensation Committee is guided by its obligations to the company’s stockholders and its business judgment concerning what is in the best interest of the stockholders.

The Compensation Committee carefully considered the company stockholders’ 2011 advisory Say on Pay voting results to ascertain whether there was a general level of support that was meaningful. In 2011, the company’s stockholders voted 96% in favor (excluding abstentions and broker non-votes) of the company’s executive compensation practices as disclosed in the company’s Proxy Statement, a level of support that the Compensation Committee considers to be meaningful. Following reflection on the stockholders’ vote, as well as the Committee’s own review of the current program, the Compensation Committee did not implement changes to the core components of our executive compensation program or philosophy for 2012. We have committed, however, to conducting annual Say on Pay votes, consistent with the vote of a majority of our stockholders at the 2011 Annual Meeting.

The Process of Implementing and Managing our Executive Compensation Programs

Role of Compensation Committee.    The Compensation Committee of the Board of Directors currently consists of four independent non-employee directors, David C. Anderson (Chairman), G. Stephen Finley, James W. McFarland, PhD and Gary L. Warren. The non-executive Chairman of the Board, Jerry W. Box, attends the meetings of this Committee, but does not vote.

The Compensation Committee operates under a written charter adopted by the Board of Directors on June 11, 2003, and was last revised on December 8, 2011. The Compensation Committee charter is available in the “Board Committees & Charters” section under “Corporate Governance” on our website at www.newpark.com and is also available in print upon request from our Corporate Secretary. In addition to the more specific responsibilities set forth in its charter, the Compensation Committee:

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Discharges the Board of Directors’ responsibilities with respect to all forms of compensation of our executive officers (although decisions regarding the compensation of the Chief Executive Officer require the participation of all of the independent directors of the Board);

•	Administers our equity incentive plans; and

•	Produces an annual compensation committee report for our proxy statement.

As part of its authority and responsibilities, our Compensation Committee establishes our overall compensation philosophy and reviews and approves our compensation programs. As further explained below, our Compensation Committee approves the specific compensation of our CEO (with the participation of all independent directors of the Board of Directors) and each of our other NEOs. The Compensation Committee reviews the Compensation Committee charter annually to determine if there are any additional compensation or benefits issues it may need to address and to verify that the Compensation Committee has met all its assigned responsibilities for the year. The Committee also undertakes a “self-evaluation” of its performance on an annual basis. This self-evaluation allows the committee members to assess areas for improvement in the compensation program and processes. The Compensation Committee establishes a calendar annually for specific compensation actions to address throughout the year.

The Compensation Committee has the authority to retain special counsel and other experts, including compensation consultants. These consultants and advisors report directly to the Compensation Committee.

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For 2011, the Compensation Committee utilized Frost HR Consulting, an independent compensation consulting firm, to assist the Committee in determining executive compensation and related programs. During 2011, Frost HR Consulting reported to, and acted at the direction of, the Compensation Committee. In addition, Frost HR Consulting provides information to the Compensation Committee about best practices in executive compensation and supports the Compensation Committee by preparing reports for its review and approval. Frost HR Consulting also provided consulting services to our management in 2011 for compensation matters relative to non-executive officers, each time as approved by the Chairman of the Compensation Committee. Frost HR Consulting provides no other services to the company.

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In 2011, the Compensation Committee also retained Pearl Meyer to provide consulting services to the Committee. The role of Pearl Meyer is to provide additional independent oversight and review of the executive compensation structure and plans.

More information regarding the compensation paid to the consultants is provided in the “Committees of the Board of Directors” section of this proxy under the heading Compensation Committee.

Role of executive officers and consultants in compensation decisions.    While the Compensation Committee determines our overall compensation philosophy and sets the compensation of our CEO and other executive officers, it looks to its compensation consultants, our CEO as well as our CFO, and Chief Administrative Officer to make recommendations with respect to specific compensation decisions. Beginning in 2012, our Vice President, Human Resources (a newly created position) will also provide input to this process. Our Compensation Committee, without management present, regularly meets in executive session and with its compensation consultants to review executive compensation matters including market and survey data as well as peer group information.

The CEO’s role in establishing compensation includes making recommendations to the Compensation Committee on performance evaluation, base salary, and both equity and non-equity incentive compensation for executive officers and senior management (other than the CEO). The CEO, CFO, Chief Administrative Officer, and Vice President, Human Resources, as invited guests, also participate in Compensation Committee meetings, from time to time, to provide information regarding our strategic objectives, financial performance, and recommendations regarding compensation plans. Management or the compensation consultants may be asked to prepare information for any Compensation Committee meeting. Depending on the agenda for a particular meeting, these materials may include:

•	Reports on our strategic objectives;

•	Financial reports;

•	Reports on achievement of individual and corporate performance objectives;

•	Information regarding compensation programs and compensation levels for executive officers, directors and other employees at peer companies;

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Information on the total compensation of the executive officers, including base salary, cash incentives, equity awards, perquisites and other compensation, and any amounts payable to the executive officers upon voluntary or involuntary termination, early or normal retirement, or following a severance with or without a change in control; and

•	Information regarding all non-equity and equity incentive, health, welfare and retirement plans.

Compensation benchmarking relative to market.    The Compensation Committee believes that pay practices at other companies provide useful information in establishing compensation levels and recognizes that our compensation practices must be competitive in the marketplace in order to attract, retain and motivate key executive personnel. Benchmarking and aligning base salaries become critical to a competitive compensation scheme because other elements of compensation are affected by changes in base salary.

Accordingly, the Compensation Committee compares compensation levels for the executive officers with compensation levels at companies in an industry peer group. For 2011, the compensation consultants analyzed the executive compensation data in proxy statements of a peer group consisting of publicly traded oilfield services companies comparable in size to us in annual revenues, market capitalization, enterprise value, and corporate assets. The following companies were included in the peer group:

Allis Chalmers Energy Inc	Basic Energy Services Inc.
Cal Dive International, Inc	Carbo Ceramics, Inc
Complete Production Services, Inc	Core Laboratories NV
Dril-Quip, Inc.	Flotek, Inc.
Helix Energy Solutions Group	Oil States International, Inc.
RPC, Inc.	Superior Energy Services, Inc.
Tesco Corp.	TETRA Technologies, Inc.

We review the peer group periodically so that the composition of the peer group continues to include companies whose size and business models are more comparable to ours and who are more likely to compete with us for executive talent. Allis Chalmers and Complete Productions Services will be removed from the peer group beginning in 2012 due to their acquisition by Seawell/Archer and Superior Energy Services, respectively.

The compensation consultants assisted the Compensation Committee in reviewing the compensation paid to executive officers of the peer group of companies. The compensation consultants also provided the Compensation Committee with information regarding compensation programs and compensation levels for companies in the 25th, 50th and 75th percentiles of the compensation reflected in recent national salary survey data from:

•	Towers Watson’s Top Management Compensation Survey;

•	Stone Partner’s Oilfield Services and Manufacturing Industry Executive Compensation Survey; and

•	William M. Mercer’s Energy Compensation Survey.

Where possible, survey results are adjusted to reflect our size, based on annual revenue, and industry. The peer group and survey data collectively will be referred to as market data throughout this document. The compensation consultant also provides advice on compensation trends and types of awards being used for equity incentive compensation.

The Compensation Committee generally targets the market median for NEO target total direct compensation (i.e., compensation achievable upon attainment of target objectives). However, when determining individual pay levels, the Compensation Committee also considers individual factors, including historical compensation levels, results achieved, experience, potential future contribution, roles and responsibilities. In addition, the Compensation Committee reviews other factors, including competitive pay practices, the relative compensation levels among our executive officers, industry conditions, corporate performance, stockholder input, and the overall effectiveness of the compensation program in achieving desired performance levels. Consequently, individual pay opportunities may vary from the targeted (i.e., market median) level.

Timing and process of compensation decisions.    During the first quarter of each year, many compensation decisions are made, but the process of establishing compensation continues throughout the year. After considering the recommendations of our CEO and other members of management, the market data, surveys and analysis provided by its compensation consultants and external market conditions in the first quarter of each year, the Compensation Committee generally adheres to the schedule below:

First Quarter

•  Consider changes to the executive base compensation for the current year;

•  Review actual performance compared to goals established for cash incentive compensation in the previous year and approve any payments thereunder;

•  Review performance relative to the targets for our equity incentive awards, if any, and approve any awards that may be issued;

•  Set individual and company performance goals for cash incentive compensation for the current year;

•  Consider preliminary plans for equity incentive grants for the current year; and

•  Evaluate the performance of executive officers and begin preparation of this analysis for the stockholders (i.e., for the Compensation Discussion and Analysis).

Second Quarter

•  Consider and approve equity grants of options and restricted stock (performance-based or otherwise);

•  Establish corporate performance objectives, if any, for executive officers under our equity incentive plans (may also be established in the first quarter); and

•  Report its decisions and recommendations to the Board.

Third Quarter	• No regularly-scheduled tasks. • Consider and address any compensation related issues that may arise.
Fourth Quarter

•  Review and approve the total compensation strategy to assure alignment with business strategy;

•  Review the next year’s salary merit increase budget for all employees (final approval occurs as part of the Board’s budget approval process in the first quarter of the next year);

•  Review the Compensation Committee’s performance and charter;

•  Review “tally sheets” (summarizing the compensation for each executive) as part of the process for assessing executive compensation for compensation decisions;

•  Review the composition of the peer group; and

•  Engage in a risk assessment of our compensation plans, a process which is led by the compensation consultants.

On an as-needed basis, the Compensation Committee reviews and revises the compensation plans, including cash incentive, equity incentive, special benefit and incentive plans, and provisions of employment and change in control agreements for executives. The Compensation Committee proposes any revisions of the plans to the Board of Directors, which then considers the changes and approves them before the revisions take place (subject to stockholder approval, as applicable). In addition, the Compensation Committee reviews employee health, welfare and retirement plans for design, funding and fiduciary responsibilities on a periodic basis.

Elements of Executive Compensation

Direct Compensation

Base Salary.    We provide executive officers with a base salary to compensate them fairly for the services they render throughout the year. As with total compensation, base salaries of executive officers are designed to be generally competitive with executive salary levels at our peer group companies. The Compensation Committee considers comparable salary information from the market data that is provided by the compensation consultants as well as recommendations made by our CEO for our other executive officers. In addition, the Compensation Committee, in determining the base pay for our executive officers, considers each individual executive’s performance over time, experience, potential future contribution, role and responsibilities. Consequently, executive officers with higher levels of sustained performance over time and/or executive officers assuming greater responsibilities are paid correspondingly higher salaries.

We generally establish base salary compensation for our executive officers near the market median of the compensation reflected in the market data collected for executive officers having similar responsibilities. The actual percentiles of individual base salary for the NEOs for 2011 were between 92% and 111% of the market median for both the peer group data and the general market data.

Base salaries of executive officers for 2011 and 2012 were reviewed in March 2011 and February 2012 by the Compensation Committee with approved increases typically effective April 1 of each year. The Compensation Committee evaluated the performance of our company, the CEO (this evaluation was performed jointly with the independent directors) and the recommendations of the CEO regarding the other executive officers in addition to considering the individual factors listed above. The Compensation Committee also considered the conditions of the general economy and the energy services markets in particular. On the basis of its review in February 2012, the Compensation Committee (along with the independent directors in the case of the CEO) approved the following changes to the base salaries of the NEOs for 2012. Based upon the market data supplied, the Compensation Committee approved an increase of 7.5% for the CEO, effective April 1, 2012. With this increase, the CEO’s base salary remains in the median of the market data. The Compensation Committee also approved increases in the base salary of the other named executives of between 4% and 5.35% (with the exception of Mr. Piontek, who had recently assumed a new role).

Executive/Title	2011 Annualized Salary		2012 Annualized Salary		Percent Increase
Paul L. Howes President and Chief Executive Officer	$605,000		$650,000		7.5%

Gregg S. Piontek Vice President, Chief Financial Officer and Chief Accounting Officer	$300,000	(1)	$300,000		—

James E. Braun Senior Vice President and Chief Financial Officer	$325,000		—	(2)	—

Mark J. Airola Senior Vice President, General Counsel, Chief Administrative Officer and Secretary	$320,000		$335,000		4.7%

Bruce C. Smith Executive Vice President of Newpark and President of Fluids Systems and Engineering	$375,000		$390,000		4.0%

Jeffery L. Juergens Vice President of Newpark and President, Mats and Integrated Services and Environmental Services	$280,000		$295,000		5.4%

(1)	Mr. Piontek’s salary was increased to $300,000 effective November 1, 2011 upon his promotion to Vice President, Chief Financial Officer and Chief Accounting Officer.

(2)	Mr. Braun resigned his position effective October 31, 2011.

Non-Equity (cash) Incentive Compensation.    Under our Annual Cash Incentive Plan, executive officers are eligible to receive annual cash bonuses based on achieving corporate and business unit financial goals and individual objectives, consistent with our pay for performance philosophy. The specific performance measures are determined annually by the Compensation Committee. We intend for the plan to:

•	Create stockholder value;

•	Provide a financial incentive to focus on specific performance targets;

•	Reward employees based on individual and company/business unit performance; and

•	Encourage employees to continually improve our performance.

Annual incentives are designed to be earned in the range of the market median when individual and corporate objectives are achieved at target and between the market median (i.e., within the market 50th percentile range) and the 75th percentiles when individual and corporate objectives are exceeded. Similarly, the annual incentives are designed to earn below the market median (or even $0) when individual and corporate objectives are not achieved.

•	Target total cash opportunities (base salaries plus target annual incentive opportunities) for the NEOs at the beginning of 2011 were between 89% and 103% of the market median.

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Actual total cash (salary plus actual annual incentive earned) for the NEOs was between 104% and 151% of the market median when taking into account awards earned for performance during 2011 at overachievement.

Note that when comparing the annual incentives for 2011, the market data available assumes performance at the target level and does not include estimates of what is actually anticipated to be paid for 2011 performance among the peer group. Annual cash incentive awards are linked to the achievement of company-wide and business unit quantitative performance goals and can include individual objectives and are designed to place a significant portion (50% — 80%) of total compensation at risk.

The annual cash incentive opportunity (expressed as a percentage of base salary) for each participant is based on his potential to affect operations and/or profitability. In 2011, the threshold, target and over-achievement cash incentive opportunities for the named executive officers, expressed as a percentage of base salary are summarized in the table below (along with target award opportunities as approved by the Compensation Committee):

	Incentive Opportunity as a Percent of Salary
Name/Title	Threshold	Target	Over- Achievement
Paul L. Howes President and Chief Executive Officer	27.0%	90.0%	180.0%

Gregg S. Piontek Vice President, Chief Financial Officer and Chief Accounting Officer	14.0%	46.7%	93.5	%(1)

James E. Braun Senior Vice President and Chief Financial Officer	16.5%	55.0%	110.0	%(2)

Mark J. Airola Senior Vice President, General Counsel, Chief Administrative Officer and Secretary	16.5%	55.0%	110.0%

Bruce C. Smith Executive Vice President of Newpark and President of Fluids Systems and Engineering	18.0%	60.0%	120.0%

Jeffery L. Juergens Vice President of Newpark and President, Mats and Integrated Services and Environmental Services	15.0%	50.0%	100.0%

(1)	Mr. Piontek’s target bonus opportunity was prorated between his target percentage while in his previous position as Vice President, Controller and Chief Accounting Officer (45%) and his new position effective November 1, 2011 as Vice President, Chief Financial Officer and Chief Accounting Officer (55%), based on the number of months in each position.

(2)	Mr. Braun resigned from his position effective October 31, 2011 and as result was not eligible to receive a payment under the Annual Cash Incentive Plan for 2011.

Target performance for 2011 was set at the Board of Director approved budgeted financial objectives for the year. The Board then established several benchmark levels of performance in the plan to help guide determination of actual awards:

	Below Threshold	Threshold	Target	Over-Achievement	Super Over-Achievement
Percent of Goal Achieved	< 60% of goal achieved	60% of goal achieved	100% of goal achieved	140% of goal achieved	>140% of goal achieved
Percent of Target Bonus Opportunity Earned	0% of target earned	30% of target earned	100% of target earned	200% of target earned	> 200% of target earned

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We included a “super over-achievement” opportunity in our cash incentive plan for 2011 in order to insure continued incentives to perform in the event that the over-achievement level was attained during the year. However, any bonus attributable to performance at the super over-achievement level is subject to deferral over the following two years.

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Total bonuses under this plan are also capped at $3 million per participant per year. Super over-achievement awards were calculated by extrapolating the incentive calculation using the slope of the curve between the target level and the over-achievement level.

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As part of the process of establishing the slope between target and over-achievement (equally applicable to the super over-achievement level), a sensitivity analyses was utilized by the compensation consultants to confirm that an appropriate percentage of the total and incremental profits generated from performance at the super over-achievement level were allocated to the stockholders (approximately 93%).

The diagram below presents this concept graphically.

2011 Annual Incentive Performance Payout Range.    The Compensation Committee looks at the current and prior year’s achievements prior to setting new performance targets each year. The Compensation Committee intends to set financial performance targets at levels which will challenge the executive officers to achieve. The performance, both financial and discretionary, criteria for 2011 for corporate executive officers (Messrs. Howes, Braun, Piontek and Airola) were:

•	Total company earnings per share (weight 65%);

•	Return on Net Capital Employed (weight 25%); and

•	Discretionary (weight 10%):

The performance criteria for 2011 for Mr. Smith as the business unit executive for Fluids Systems and Engineering were:

•	Total company earnings per share (weight 20%);

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Business unit earnings before interest and taxes, or EBIT (weight 50%), after application of a capital charge (the capital charge is calculated by multiplying the net capital employed at the business unit by the estimated cost of capital for the company, established at 12% at the inception of 2011);

•	Revenue from the EVOLUTION high-performance water-based drilling fluid system (weight 20%); and

•	Discretionary (weight 10%).

The performance measures for 2011 for Mr. Juergens as the business unit executive for both Mats and Integrated Services and Environmental Services were:

•	Total company earnings per share (weight 20%);

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Business unit earnings before interest and taxes, or EBIT (weight 70%), after application of a capital charge (the capital charge is calculated by multiplying the net capital employed at the business unit by the estimated cost of capital for the company, established at 12% at the inception of 2011); and

•	Discretionary (weight 10%).

Non-Equity Incentive Plan Weighting for 2011

	Performance Measure Weighting — Percent of Target Opportunity Contingent Upon Each Performance Measure
Metric	Paul L. Howes(1)	Gregg S. Piontek(1)	James E. Braun(1)	Mark J. Airola(1)	Bruce C. Smith(2)	Jeffery L. Juergens(3)
Company Financial Performance Objective — Earnings per share	65%	65%	65%	65%	20%	20%
Division Financial Performance Objective — EBIT					50%	70%
EVOLUTION Financial Performance Objective — Revenue					20%
Return on Net Capital Employed	25%	25%	25%	25%
Discretionary	10%	10%	10%	10%	10%	10%

Total	100%	100%	100%	100%	100%	100%

(1)	Discretionary factors for Messrs. Howes, Piontek, Braun, and Airola were (i) the on-time, on budget implementation of our new enterprise resources planning system; (ii) the successful integration of the Rheochem acquisition; and (iii) achieving profitability for our Brazil business unit in 2011.

(2)	Discretionary factors for Mr. Smith were (i) the on-time, on budget implementation of our new enterprise resources planning system; and (ii) the successful integration of the Rheochem acquisition.

(3)	Discretionary factors for Mr. Juergens were (i) completion of a strategic planning process for the Dura-Base® mat business; and (ii) identifying alternative disposal options for oilfield solids.

2011 Results.    The final earnings per share achieved for 2011 was $0.80 as compared to the target of $0.50. This level of performance came in above the over-achievement level. No adjustments were made to earnings for 2011, although both the costs and earnings associated with the acquisition of the Rheochem business in April of 2011 were excluded for the purpose of calculating incentive achievement. Inclusion of these costs and earnings would not have had a material impact on the calculations in any event. Also, for purposes of calculating the achievement levels, the full cost of the 2011 cash incentives were included, notwithstanding that the portion of these incentive awards attributable to the super over-achievement level will be deferred for two years and is subject to forfeiture during the deferral period. Return on net capital employed for the company as a whole was 13.50% for 2011 as compared to a target of 9.00%, which was above the over-achievement performance level.

Earnings for the Fluids Systems and Engineering segment were $35,719,000 of EBIT after applying a capital charge, versus a target of $22,399,000, representing a performance between target and overachievement. Revenue on the recently introduced EVOLUTION high performance water-based fluid system was $67 million for 2011, compared to the target of $50 million, producing a performance level between target and over-achievement.

Earnings for the combined Mats and Integrated Services and Environmental Services segments were $47,193,000 of EBIT after applying a capital charge, versus a target of $22,523,000, which was at a super over-achievement performance level.

In addition for 2011, 10% of the bonus opportunity was allocated to discretionary factors, and the Compensation Committee assessed the executives’ performance at slightly above target for the metrics described in the table above.

For 2012, the following incentive plan targets and metrics apply:

Non-Equity Incentive Plan Weighting for 2012

	Performance Measure Weighting — Percent of Target Opportunity Contingent Upon Each Performance Measure
Metric	Paul L. Howes	Gregg S. Piontek	Mark J. Airola	Bruce C. Smith	Jeffery L. Juergens
Company Financial Performance Objective — Earnings per share	65%	65%	65%	20%	20%
Division Financial Performance Objective — Operating Income – Net of Capital Charge				50%	70%
EVOLUTION Financial Performance Objective — Revenue				20%
Return on Net Capital Employed	25%	25%	25%
Discretionary	10%	10%	10%	10%	10%
Total	100%	100%	100%	100%	100%
Target Bonus Opportunity As a percentage of base salary	90%	55%	60%	65%	55%

Equity Incentive Compensation.    We provide long-term incentive awards through regular grants of stock options and restricted stock to executive officers, senior managers and other key employees. Consistent with our compensation philosophy, stock option and restricted stock awards provide these key employees with additional incentives to maximize stockholder value and provide a link between their interests and the interests of our stockholders.

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Stock options have historically been granted each year as a component of long-term compensation with the size of the grants based on the executive officer’s responsibility level, base salary and performance. Our 2006 Equity Incentive Plan (As Amended and Restated Effective June 10, 2009) (As Amended) (the “2006 Plan”) provides for stock options to be issued with an exercise price equal to the market value of our common stock on the date of grant, so that optionees will benefit only if the price of our stock appreciates. These awards have been structured to be earned, or vest, over a three-year period.

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Restricted shares have been granted to NEOs since 2003 to further align the interests of executive officers and stockholders. The Compensation Committee decides each year whether to include performance objectives in the awards and, if so, the appropriate targets. Restricted stock grants are used because the Compensation Committee believes these awards provide value to an executive officer during periods of stock market volatility (encouraging executive retention), and because they facilitate most directly long-term share ownership by our NEOs. These awards have been structured to be earned, or vest, over a three-year period.

Our practice of regular annual grants provides for multi-year, overlapping grant periods, enhancing alignment with stockholders and encouraging stability and retention of our core executive team.

In determining appropriate awards, the Compensation Committee periodically reviews competitive market data, each executive’s past performance, ability to contribute to our future success and growth and time in the current job. The Compensation Committee also considers recommendations of the compensation consultants and CEO. The Compensation Committee also takes into account the risk of losing the executive to other employment opportunities. The Compensation Committee considers the foregoing factors together and makes a subjective determination with respect to awarding equity compensation to our executive officers. The Compensation Committee believes that market competitive grants, along with three-year vesting requirements, are the most effective method of reinforcing the long-term nature of the incentive. The Compensation Committee considers the value of previous awards and grants (whether vested or not) as well as the likelihood of achieving performance goals in previous awards and grants in determining the current year’s awards and grants.

For 2011, the Compensation Committee chose to allocate 50% of the target long-term incentive valuation for the executive officers to time-based restricted stock with the remaining 50% allocated to stock options. The Committee considered the following in reaching this conclusion:

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Developing three year performance goals for the purposes of a performance-based equity incentive program was particularly difficult in 2011 given both oil and gas market uncertainty, and instability of the U.S. and world economies in general.

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The loss (negative earnings per share) suffered by us in 2009 had made it virtually impossible for the attainment of even the entry level for the performance-based shares awarded in 2008 and 2009, and any incentive or retention value associated with those grants was lost.

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Stock options, by their nature, are “performance-based” and aligned with our stockholders’ interests, requiring an increase in the stock price from the date of the grant before any value is received by the executive. Moreover, the three year vesting period insures that the compensation opportunity for the executive is aligned with our stockholders’ interests on a long-term basis, and not focused on just one year of results.

Individual equity incentives (as a multiple of base salary) are generally based on a range around the median of the equity incentives reflected in the market data. The individual total direct compensation (target total cash, plus all long-term incentive awards) for the current NEOs for 2011 were between 82% and 178% of the median for the compensation reflected in the combined market data for all named executives and the peer group. As noted in the “Executive Compensation Philosophy and Objectives” section of this proxy under the heading Competitiveness, late in 2011, the Compensation Committee authorized a supplemental grant of equity to several key executives, including NEOs, to enhance retention following the departure of our former CFO. These supplemental grants expanded the upper end of the range of equity incentives beyond the typical target.

Equity Incentive Compensation Decisions.    The following grants of time-based restricted stock were made on June 9, 2011 and vest at a rate of one-third of the shares on each anniversary of the date of grant:

Executive	June 2011 Annual Restricted Stock Grant (# of shares)	June 2011 Annual Stock Option Grant (# of options)
Paul L. Howes	76,318	139,225
Gregg Piontek	10,550	19,246
James E. Braun*	20,498	37,395
Mark J. Airola	20,183	36,820
Bruce C. Smith	25,802	47,071
Jeffery L. Juergens	17,660	32,217

*	Mr. Braun forfeited all of the equity incentive compensation granted to him in 2011 as a result of his resignation effective October 31, 2011.

Mr. Piontek also received an award of 20,000 shares of time-based restricted stock on October 17, 2011 upon his appointment of Chief Financial Officer. The award vests at a rate of one-third of the shares on each anniversary of the date of grant.

The following additional grants of time-based restricted stock were made on December 21, 2011, following the resignation of Mr. Braun. These awards vest at the rate of 50% on the second anniversary of the grants, with the balance vesting on the fourth anniversary of the grants:

•	Gregg Piontek — 20,000 shares

•	Mark J. Airola — 74,000 shares;

•	Bruce C. Smith — 74,000 shares; and

•	Jeffery L. Juergens— 50,000 shares.

The Compensation Committee determined that the executive officers did not earn their performance restricted stock units granted in June of 2009 (for the performance period 2009 to 2011) because they did not meet the threshold or “entry” level of achievement. For that reason, all of the performance restricted stock units granted in 2009 were forfeited.

In administering the long-term incentive plan, the Compensation Committee is sensitive to the potential for dilution of future earnings per share. In 2011, 782,003 restricted stock awards and units were granted to 159 executive officers and employees, or about 8.1% of total employees. The awards were approximately 0.86% of our outstanding shares as at the time of grant. For further information regarding the awards to the named executive officers, see the 2011 Grants of Plan-Based Awards Table.

As a general proposition, the higher-level positions have greater emphasis on longer-term incentives. The size of long-term incentive awards will vary from year to year to reflect current year performance of our company and/or the individual and current market trends. The Compensation Committee determines the award level for executive officers, if any, on an annual basis usually in the first or second quarter each year.

All equity awards to our employees, including executive officers, that have been granted, are reflected in our consolidated financial statements at fair market value on the grant date in compliance with Accounting Standards Codification (ASC) Topic 718, “Stock Compensation”, which we refer to as ASC Topic 718.

Indirect Compensation

Employee benefits are designed to be competitive and to attract and retain employees. From time to time, the Compensation Committee reviews our benefit plans and recommends that the Board implement certain changes to existing plans or adopt new benefit plans.

Health and Welfare Benefits.    We offer a standard range of health and welfare benefits to all employees, including executive officers. These benefit plans provide the same terms to all similarly situated employees. These benefits include: medical, prescription drug, vision and dental coverage, life, accidental death and dismemberment and travel accident insurance, short and long-term disability insurance, an employee assistance plan, health savings accounts, flexible spending accounts, and long-term care insurance. In addition, we pay the cost of an annual physical for each executive officer and executive officers have excess life insurance for which we pay the premiums. These costs are disclosed in the Summary Compensation Table.

Employee Stock Purchase Plan.    We offer an employee stock purchase plan allowing employees to purchase our common stock through payroll deductions under the 2008 Employee Stock Purchase Plan. Employees, including executive officers, can set aside up to 10% of their annual salary to purchase stock at 95% of the fair market value of the stock on the first or last day of the six month offering period, whichever is lower. Executive officers may not set aside more than $25,000 of their salary to purchase shares under this plan in any year.

401(k) Plan.    We offer a defined contribution 401(k) plan to our employees, including executive officers. The plan helps employees save for retirement, reduce current income taxes and defer income taxes on savings and investment income until retirement. The participants may contribute from 1% up to 50% of their base and cash incentive compensation. Our 401(k) plan allows us to make matching contributions and we made matching contributions under this plan of 100% on the first 3% of the employee’s compensation and 50% of the next 3% of the participant’s compensation. Employees are fully vested in employer contributions immediately. During 2011, an employee could contribute up to $16,500, and employees age 50 or older were allowed to make additional catch-up contributions to the plan up to $5,500.

Other Perquisites and Personal Benefits.    We do not offer any perquisites or other personal benefits with a value over $10,000 beyond those outlined below to any NEO. As an inducement to accept his employment offer, Paul L. Howes was granted an annual stipend of $20,000 for club dues and/or car expenses. Mark J. Airola was eligible for reimbursement of 50% of the initiation fee for country club membership up to a maximum of $30,000. As an inducement to accept their respective offers of employment, James E. Braun, Mark J. Airola and Jeffery L. Juergens all receive a car allowance and in connection with his promotion to CFO, Gregg S. Piontek also received an increase in his car allowance. These figures are included under the header “All Other Compensation” of the Summary Compensation Table. Mr. Smith is provided a company vehicle, the personal use portion of which is included this same table.

Employment Agreements for Named Executive Officers

Each NEO’s employment agreement was amended on two occasions in 2009. The first amendment reflected the reduction of the executive’s base salary by 10% effective April 1, 2009 and the second amendment extended the effective period of the reduction to March 31, 2010.

Employment Agreement with Paul L. Howes.    On March 22, 2006, Mr. Howes entered into an employment agreement with us under which he serves as Chief Executive Officer. This agreement was amended on June 7, 2006 to add a definition for Change in Control. The agreement was amended again on December 31, 2008 to extend the term until March 31, 2011 and make certain changes to the Change in Control provisions to comply with Section 409A of the Internal Revenue Code. As amended, the term of the employment agreement was through March 31, 2011, with automatic renewal thereafter for successive one-year periods ending on each March 31, unless Mr. Howes’ employment is terminated by either party giving 60 days written notice. Under this employment agreement, Mr. Howes is entitled to receive the following compensation and benefits:

•	Annual base salary of $650,000 (as adjusted effective April 1, 2012);

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An opportunity (as most recently adjusted) under our executive incentive compensation plan to earn a cash bonus of between 27% and 180% of his annual base salary based on the satisfaction of performance criteria specified by the Compensation Committee;

•	Eligibility to receive annual stock options and performance-based awards under our long-term incentive plans as determined in the discretion of the Compensation Committee;

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As an inducement to accept employment with us, he was given an award of (i) options to purchase 375,000 shares at the market price at the close of business on March 22, 2006, which vested ratably over three years (as further memorialized by a Non-Statutory Stock Option Agreement dated as of March 22, 2006) and (ii) 200,000 time-based restricted shares, which vested ratably over five years (as further memorialized by a Stock Award Agreement dated as of March 22, 2006);

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Payment of one-half the initiation fee for membership in the country club of Mr. Howes’ choice and an annual stipend of $20,000 to be used by Mr. Howes in his discretion for monthly club dues, automobile costs, and similar expenses;

•	Reimbursement for all reasonable and necessary business, entertainment and travel expenses incurred or expended by Mr. Howes in the performance of his duties;

•	Four weeks of paid vacation;

•	Participation in the life and health insurance plans, 401(k) plan and other employee benefit plans and programs generally made available to executive personnel; and

•	An annual medical examination.

Mr. Howes’ employment with us will terminate (a) automatically upon his death or disability, (b) at Mr. Howes’ election upon 30 days notice to us for “Good Reason” (as defined below) or Mr. Howes’ voluntary resignation at his election and without Good Reason, (c) by us for “Cause” (as defined below), (d) by us without Cause or (e) with 60 days notice given by us or Mr. Howes in advance of the expiration of the initial or any successive employment terms under Mr. Howes’ employment agreement.

As used in this agreement, “Good Reason” means (i) our unreasonable interference with Mr. Howes’ performance of his duties, (ii) a detrimental change in Mr. Howes’ duties, responsibilities or status, (iii) our failure to comply with our obligations under our agreements with Mr. Howes, (iv) diminution of Mr. Howes’ salary or benefits, (v) our failure to approve Mr. Howes’ business plan to move our corporate headquarters in whole or in part to Houston, Texas, (vi) our failure to obtain the assumption of Mr. Howes’ employment agreement by any successor or assignee of ours or (vii) the relocation of Mr. Howes’ principal place of employment by more than 50 miles (other than to Houston, Texas).

As used in this agreement, “Cause” means (i) conviction by a court of competent jurisdiction of, or entry of a plea of guilty or nolo contendere for an act constituting a felony; (ii) dishonesty, willful misconduct or gross neglect by Mr. Howes of his obligations under his employment agreement that results in material injury to us; (iii) appropriation (or an overt act attempting appropriation) of a material business opportunity of ours; (iv) theft, embezzlement or other similar misappropriation of our funds or property; or (v) failure to follow our reasonable and lawful written instructions or policy with respect to the services to be rendered and the manner of rendering services by Mr. Howes.

In the event Mr. Howes terminates his employment with us for Good Reason or is terminated by us without Cause, Mr. Howes will be entitled to (i) an amount equal to two times the amount of his then current base salary; (ii) an amount equal to two times the target bonus under the 2010 Annual Cash Incentive Plan; (iii) full vesting of all time related restricted shares and options granted as an inducement to employment; (iv) continuation of medical and dental health benefits for him and any eligible dependents until the earlier of (A) eligibility under another group health insurance plan or (B) 18 months following the date of termination; and (v) payment of outplacement services within the two year period after termination not to exceed $20,000.

Mr. Howes’ Employment Agreement includes a change in control provision which is discussed in the “Executive Compensation” section of this proxy under the heading “Employment Agreements and Change in Control Agreements.”

Employment Agreement with Gregg S. Piontek.    On October 18, 2011, Mr. Piontek entered into an employment agreement with us under which he serves as Vice President and Chief Financial Officer. The term of the employment agreement is from November 1, 2011 through October 31, 2014, with automatic renewal thereafter for successive one-year periods, unless Mr. Piontek’s employment is terminated by either party giving 60 days written notice. Under this employment agreement, Mr. Piontek is entitled to receive the following compensation and benefits:

•	Annual base salary of $300,000 (subject to annual adjustment);

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An opportunity under our executive incentive compensation plan to earn a cash bonus of between 16.5% and 110% of his annual base salary based on the satisfaction of performance criteria specified by the Compensation Committee;

•	As an inducement to execute the employment agreement with us, an award of 20,000 shares of time-based restricted stock, which vest ratably over a three year period;

•	Eligibility to receive annual stock options and performance-based awards under our long-term incentive plans as determined in the discretion of the Committee;

•	Reimbursement for all reasonable and necessary business, entertainment and travel expenses incurred or expended by Mr. Piontek;

•	Car allowance;

•	Four weeks of paid vacation;

•	Life insurance equal to three times the executive’s base salary; and

•	Participation in the health insurance plans, 401(k) plan and other employee benefit plans and programs generally made available to executive personnel.

Mr. Piontek’s employment with us will terminate (a) automatically upon his death or disability, (b) at Mr. Piontek’s election upon 30 days notice to us for “Good Reason” (as defined below) or Mr. Piontek’s voluntary resignation at his election and without Good Reason, (c) by us for “Cause” (as defined below), (d) by us without Cause or (e) with 60 days notice given by us or Mr. Piontek in advance of the expiration of the initial or any successive employment terms under Mr. Piontek’s employment agreement. As used in this agreement, “Good Reason” means (i) a detrimental change in Mr. Piontek’s duties, responsibilities or status, (ii) our failure to comply with our obligations under our agreements with Mr. Piontek, (iii) diminution of Mr. Piontek’s salary or benefits, (iv) our failure to obtain the assumption of Mr. Piontek’s employment agreement by any successor or assignee of ours or (vii) the relocation of Mr. Piontek’s principal place of employment by more than 50 miles from The Woodlands, Texas. As used in this agreement, “Cause” has the same meaning as in Mr. Howes’ agreement.

In the event Mr. Piontek terminates his employment with us for Good Reason or is terminated by us without Cause, Mr. Piontek will be entitled to a lump sum payment equal to his then current base salary plus target level annual bonus for the greater of the remaining initial term of the agreement or one year. In addition, Mr. Piontek would receive (i) full vesting of all options and restricted stock granted as an inducement to employment, (ii) continuation of medical and dental health benefits, and disability benefits for the greater of the initial term of the employment agreement or 12 months (with a maximum benefit of 18 months) and (iii) payment of outplacement fees, within one year after termination, of up to $20,000.

Employment Agreement with James E. Braun.    On September 18, 2006, Mr. Braun entered into an employment agreement with us under which he served as Senior Vice President and Chief Financial Officer. The initial term of the employment agreement was from October 11, 2006 through October 11, 2009, with automatic renewal thereafter for successive one-year periods.

Mr. Braun voluntarily resigned his position effective October 31, 2011, and his resignation was not based on “Good Reason” as defined in his employment agreement. He received his salary until the date of his termination, but received no further compensation. Mr. Braun forfeited all stock options and restricted stock awards (both performance and time-based) that were unvested as of the date his employment terminated. He also forfeited $197,791 in deferred compensation associated with performance beyond the over-achievement level under the 2010 Annual Cash Incentive Plan. Prior to the termination of his employment, he was entitled to receive the following compensation and benefits:

•	Annual base salary of $325,000 (as of the date of his termination);

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An opportunity (as most recently adjusted) under our executive incentive compensation plan to earn a cash bonus of between 16.5% and 110% of his annual base salary based on the satisfaction of performance criteria specified by the Compensation Committee;

•	As an inducement to accept employment with us, an award of (i) 100,000 time-based restricted shares, which vested ratably over three years and (ii) $100,000 signing bonus;

•	Eligibility to receive annual stock options and performance-based awards under our long-term incentive plans as determined in the discretion of the Compensation Committee;

•	Reimbursement for all reasonable and necessary business, entertainment and travel expenses incurred or expended by Mr. Braun in the performance of his duties;

•	Car allowance;

•	Four weeks of paid vacation; and

•	Participation in the life and health insurance plans, 401(k) plan and other employee benefit plans and programs generally made available to executive personnel.

Employment Agreement with Mark J. Airola.    On September 18, 2006, Mr. Airola entered into an employment agreement with us under which he serves as Senior Vice President, General Counsel and Chief Administrative Officer. The original term of the employment agreement was from October 2, 2006 through October 2, 2009, with automatic renewal thereafter for successive one-year periods, unless Mr. Airola’s employment is terminated by either party giving 60 days written notice. Under this employment agreement, Mr. Airola is entitled to receive the following compensation and benefits:

•	Annual base salary of $335,000 (as adjusted effective April 1, 2012);

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An opportunity (as most recently adjusted) under our executive incentive compensation plan to earn a cash bonus of between 18.5% and 120% of his annual base salary based on the satisfaction of performance criteria specified by the Compensation Committee;

•	As an inducement to accept employment with us, an award of (i) 100,000 time-based restricted shares, which vested ratably over three years and (ii) $100,000 signing bonus;

•	Eligibility to receive annual stock options and performance-based awards under our long-term incentive plans as determined in the discretion of the Compensation Committee;

•	Reimbursement for all reasonable and necessary business, entertainment and travel expenses incurred or expended by Mr. Airola in the performance of his duties;

•	Eligibility for reimbursement of country club membership initiation fee of 50% up to $30,000;

•	Relocation expenses up to $50,000;

•	Car allowance;

•	Four weeks of paid vacation; and

•	Participation in the life and health insurance plans, 401(k) plan and other employee benefit plans and programs generally made available to executive personnel.

Mr. Airola’s employment with us will terminate (a) automatically upon his death or disability, (b) at Mr. Airola’s election upon 30 days notice to us for “Good Reason” (as defined below) or Mr. Airola’s voluntary resignation at his election and without Good Reason, (c) by us for “Cause” (as defined below), (d) by us without Cause or (e) with 60 days notice given by us or Mr. Airola in advance of the expiration of the initial or any successive employment terms under Mr. Airola’s employment agreement. As used in this agreement, “Good Reason” means (i) our unreasonable interference with Mr. Airola’s performance of his duties, (ii) a detrimental change in Mr. Airola’s duties, responsibilities or status, (iii) our failure to comply with our obligations under our agreements with Mr. Airola, (iv) diminution of Mr. Airola’s salary or benefits, (v) our failure to approve Mr. Howes’ business plan to move our corporate headquarters in whole or in part to Houston, Texas, (vi) our failure to obtain the assumption of Mr. Airola’s employment agreement by any successor or assignee of ours or (vii) the relocation of Mr. Airola’s principal place of employment by more than 50 miles (other than to Houston, Texas). As used in this agreement, “Cause” has the same meaning as in Mr. Howes’ agreement.

In the event Mr. Airola terminates his employment with us for Good Reason or is terminated by us without Cause, Mr. Airola will be entitled to a lump sum payment equal to his then current base salary plus target level annual bonus for the greater of the remaining initial term of the agreement or one year. In addition, Mr. Airola will receive (i) full vesting of all options and restricted stock granted as an inducement to employment, (ii) continuation of medical and dental health benefits, and disability benefits for the greater of the initial term of the employment agreement or 12 months (with a maximum benefit of 18 months) and (iii) payment of outplacement fees, within one year after termination, of up to $20,000.

Employment Agreement with Bruce C. Smith.    On April 20, 2007, Mr. Smith entered into an employment agreement with us under which he serves as our Vice President and President of Fluids Systems and Engineering. The original term of the employment agreement was from April 20, 2007 through April 20, 2010, with automatic renewal thereafter for successive one-year periods, unless Mr. Smith’s employment is terminated by either party giving 60 days written notice. Under this employment agreement, Mr. Smith is entitled to receive the following compensation and benefits:

•	Annual base salary of $390,000 (as adjusted effective April 1, 2012);

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An opportunity (as most recently adjusted) under our executive incentive compensation plan to earn a cash bonus of between 19.5% and 130% of his annual base salary based on the satisfaction of performance criteria specified by the Compensation Committee;

•	Eligibility to receive annual stock options and performance-based awards under our long-term incentive plans as determined in the discretion of the Compensation Committee;

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As an inducement to execute the employment agreement and the non-compete agreements, 100,000 phantom shares, 50,000 of which are performance restricted and 50,000 of which are time-based restricted and vested over a three year period;

•	Reimbursement for all reasonable and necessary business, entertainment and travel expenses incurred or expended by Mr. Smith in the performance of his duties;

•	Car allowance;

•	Four weeks of paid vacation; and

•	Participation in the life and health insurance plans, 401(k) plan and other employee benefit plans and programs generally made available to executive personnel.

Mr. Smith’s employment with us will terminate (a) automatically upon his death or disability, (b) at Mr. Smith’s election upon 30 days notice to us for “Good Reason” (as defined below) or Mr. Smith’s voluntary resignation at his election and without Good Reason, (c) by us for “Cause” (as defined below), (d) by us without Cause or (e) with 60 days notice given by us or Mr. Smith in advance of the expiration of the initial or any successive employment terms under Mr. Smith’s employment agreement. As used in this agreement, “Good Reason” means (i) a detrimental change in Mr. Smith’s duties, responsibilities or status, (ii) our failure to comply with our obligations under our agreements with Mr. Smith, (iii) diminution of Mr. Smith’s salary or benefits, (iv) requiring Mr. Smith to relocate more than 50 miles from Houston, Texas. As used in this agreement, “Cause” has the same meaning as in Mr. Howes’ agreement.

In the event Mr. Smith terminates his employment with us for Good Reason or is terminated by us without Cause, Mr. Smith will be entitled to a lump sum payment equal to his then current base salary plus target level annual bonus for the greater of the remaining initial term of the agreement or one year. In addition, Mr. Smith will receive (i) full vesting of all options and restricted stock granted as an inducement to employment, (ii) continuation of medical and dental health benefits, and disability benefits for the greater of the initial term of the employment agreement or 12 months (with a maximum benefit of 18 months) and (iii) payment of outplacement fees, within one year after termination, of up to $20,000.

Employment Agreement with Jeffery L. Juergens.    On October 15, 2010, Mr. Juergens entered into an employment agreement with us under which he serves as Vice President and President of Mats & Integrated Services and Environmental Services. The initial term of the employment agreement is from October 18, 2010 through October 17, 2013, with automatic renewal thereafter for successive one-year periods, unless Mr. Juergens’ employment is terminated by either party giving 60 days written notice. Under this employment agreement, Mr. Juergens is entitled to receive the following compensation and benefits:

•	Annual base salary of $295,000 (as adjusted effective April 1, 2012);

•

An opportunity (as most recently adjusted) under our executive incentive compensation plan to earn a cash bonus of between 16.5% and 110% of his annual base salary based on the satisfaction of performance criteria specified by the Compensation Committee;

•

As an inducement to accept employment with us, an award of 50,000 shares of time-based restricted stock, which vest over a four year period, 50% on the second anniversary of the Employment Agreement and the remaining 50% on the fourth anniversary of the Employment Agreement;

•	Eligibility to receive annual stock options and performance-based awards under our long-term incentive plans as determined in the discretion of the Committee;

•	Reimbursement for all reasonable and necessary business, entertainment and travel expenses incurred or expended by Mr. Juergens;

•	Car allowance;

•	Four weeks of paid vacation;

•	Life insurance equal to three times the executive’s base salary; and

•	Participation in the health insurance plans, 401(k) plan and other employee benefit plans and programs generally made available to executive personnel.

Mr. Juergens’ employment with us will terminate (a) automatically upon his death or disability, (b) at Mr. Juergens’ election upon 30 days notice to us for “Good Reason” (as defined below) or Mr. Juergens’ voluntary resignation at his election and without Good Reason, (c) by us for “Cause” (as defined below), (d) by us without Cause or (e) with 60 days notice given by us or Mr. Juergens in advance of the expiration of the initial or any successive employment terms under Mr. Juergens’ employment agreement. As used in this agreement, “Good Reason” means (i) a detrimental change in Mr. Juergens’ duties, responsibilities or status, (ii) our failure to comply with our obligations under our agreements with Mr. Juergens, (iii) diminution of Mr. Juergens’ salary or benefits, (iv) our failure to obtain the assumption of Mr. Juergens’ employment agreement by any successor or assignee of us or (v) requiring Mr. Juergens to relocate more than 50 miles from Lafayette, Louisiana. As used in this agreement, “Cause” has the same meaning as in Mr. Howes’ Agreement.

In the event Mr. Juergens terminates his employment with us for Good Reason or is terminated by us without Cause, Mr. Juergens will be entitled to a lump sum payment equal to his then current base salary plus target level annual bonus for the greater of the remaining initial term of the agreement or one year. In addition, Mr. Juergens will receive (i) full vesting of all options and restricted stock granted as an inducement to employment, (ii) continuation of medical and dental health benefits, and disability benefits for the greater of the initial term of the employment agreement or 12 months (with a maximum benefit of 18 months) and (iii)  payment of outplacement fees, within one year after termination, of up to $20,000.

Tax and Accounting Implications

Accounting.    We account for equity compensation expenses for our employees under the rules of ASC Topic 718 which requires us to estimate and record an expense for each award of long-term incentive compensation over the life of its vesting period.

Tax Deductibility of Pay.    In conducting the compensation programs applicable to our executive officers, the Compensation Committee considers the effects of Section 162(m) of the Internal Revenue Code, which denies publicly held companies a tax deduction for annual compensation in excess of $1 million paid to their chief executive officer or generally their three other most highly compensated corporate officers who are employed on the last day of a given year, unless that compensation is based on performance criteria that are established by a committee of outside directors and approved, as to their material terms, by that company’s stockholders.

Based on current interpretive authority, our ability to deduct compensation expense generated in connection with the exercise of options granted under our stock incentive plan should qualify as performance-based compensation and should not be limited by Section 162(m). Our time-based restricted stock awards would not qualify as performance-based compensation under Section 162(m) and, therefore, will be subject to the deduction limit. To the extent the total of salary and other compensation for any of our applicable executive officers exceeds one million dollars in any year and does not qualify as performance-based compensation, the limitation on deductibility under Section 162(m) will apply. As a result, we have in the past and may from time to time in the future, pay compensation amounts to our executive officers that are not deductible.

Section 280G of the Internal Revenue Code disallows the deduction of any “excess parachute payment” paid in connection with certain change in control events. Section 4999 imposes a nondeductible excise tax on the recipient of any “excess parachute payment.” The Compensation Committee is aware of the possibility of a lost deduction in connection with any such payments and intends to take such actions as it deems reasonable and appropriate to preserve the deductibility of the full severance payment amounts that may become payable to the executive officers. There may be circumstances, however, in which “excess parachute payments” will be paid and will not be deductible by virtue of Section 280G.

Other Tax Implications

Section 409A of the Internal Revenue Code governs the taxation of certain types of “nonqualified deferred compensation.” Failure to comply with the requirements of Section 409A can result in adverse income tax consequences to our executives, including the accelerated income taxation of noncompliant compensation, the imposition of an additional 20% tax on such noncompliant compensation, and the imposition of interest on those taxes. We have taken precautions in the design of our employment agreements (including the severance and change in control provisions), as well as our 2006 Plan and 2003 Executive Incentive Compensation Plan and all equity and incentive award agreements, to help ensure compliance with Section 409A and the regulations thereunder.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee in 2011 were Mr. Anderson (Chairman), Mr. Finley, Dr. McFarland and Mr. Warren. No member of the Compensation Committee is a current or former officer or employee of ours or any of our subsidiaries or had any relationship requiring disclosure under applicable SEC rules. Additionally, none of our executive officers served as a director or member of the compensation committee of another entity, one of whose executive officers served as a director or member of our Compensation Committee.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with our management the Compensation Discussion and Analysis included in this Proxy Statement. Based on this review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Proxy Statement and incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2011.

Compensation Committee of the Board of Directors

David C. Anderson (Chairman)

G. Stephen Finley

James W. McFarland, Ph.D.

Gary L. Warren

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows the compensation for our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers, and our former Chief Financial Officer, for the fiscal years ended December 31, 2009, 2010 and 2011.

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)(2)	Option Awards(1)	Non-Equity Incentive Plan Compensation(3)		All Other Compensation(4)	Total
Paul L. Howes President and Chief Executive Officer	2011	$591,250	—	$696,783	$696,710	$1,224,454	(7)	$33,347	$3,242,544
	2010	$521,850	—	$481,248	—	$1,401,606	(8)	$31,592	$2,436,296
	2009	$453,600	—	$48,326	$370,780	—		$36,799	$909,505

Gregg S. Piontek(5) Vice President, Chief Financial Officer and Chief Accounting Officer	2011	$237,569	—	$430,522	$96,311	$255,127	(9)	$24,924	$1,044,453

James E. Braun(6) Former Senior Vice President and Chief Financial Officer	2011	$263,082	—	$187,147	$187,132	—		$27,110	$664,471
	2010	$291,447	—	$164,407	—	$489,238	(10)	$27,692	$972,784
	2009	$278,992	—	$22,343	$272,987	—		$30,139	$604,461

Mark J. Airola Senior Vice President, General Counsel, Chief Administrative Officer and Secretary	2011	$312,760	—	$848,791	$184,255	$395,825	(11)	$28,617	$1,770,248
	2010	$283,764	—	$160,070	—	$476,341	(12)	$27,192	$947,367
	2009	$271,637	—	$22,343	$272,987	—		$26,477	$593,444

Bruce C. Smith Executive Vice President and President of Fluids Systems and Engineering	2011	$365,513	—	$900,092	$235,553	$381,476	(13)	$32,658	$1,915,292
	2010	$328,623	—	$185,377	—	$380,870	(14)	$29,312	$924,182
	2009	$314,580	—	$26,811	$308,211	—		$32,310	$681,912

Jeffery L. Juergens Vice President and President of Mats and Integrated Services and Environmental Services	2011	$280,000	—	$610,236	$161,220	$340,376	(15)	$29,627	$1,421,459

(1)	Dollar amount reported reflects the aggregate fair value determined as of the date of award or grant, in each case calculated in accordance with ASC Topic 718. See Note 11, “Stock Based Compensation and Other Benefit Plans,” in the Notes to Consolidated Financial Statements included in the Annual Report on Form 10-K for the fiscal year ended 2011, for the relevant assumptions used in the calculation of these amounts. Restricted stock awards for 2009 are subject to performance conditions and the amounts listed reflect the probable outcome of the conditions determined as of the date of the award. The 2009 awards were subsequently forfeited due to the performance conditions not being met. See the discussion of the forfeitures in the “Elements of Executive Compensation” section of the Compensation Discussion and Analysis under the heading Equity Incentive Compensation Decisions. The amount listed for the performance-based awards is the value of the target award, which is consistent with our estimate of the aggregate compensation cost that would be recognized over the applicable service period, excluding forfeitures, under ASC Topic 718. The maximum values of such awards at the grant date, assuming achievement of the highest level of performance, are as follows:

Name	2009
Paul L. Howes	$241,630
Gregg S. Piontek	$36,278
James E. Braun	$111,713
Mark J. Airola	$111,713
Bruce C. Smith	$134,055
Jeffery L. Juergens	—

(2)	The amounts represented for Mr. Smith in 2009 include an award of phantom stock, payable in cash, upon meeting certain time-based and performance-based criteria.

(3)	Reflects amounts earned under our 2010 Annual Cash Incentive Plan which were awarded (subject to deferral as noted in footnotes 5 through 15 below) in 2011 and 2012.

(4)	The amount for “All Other Compensation” includes the following for 2011:

	Paul L. Howes	Gregg S. Piontek	James E. Braun	Mark J. Airola	Bruce C. Smith	Jeffery L. Juergens
Physical	—	—	$1,300	—	—	—
Life Insurance	$2,322	$540	$1,035	$1,242	$3,564	$2,322
Car Allowance/Personal Use of Company Car	—	$12,609	$13,000	$15,600	$17,569	$15,600
Annual Stipend in accordance with Employment Agreement	$20,000	—	—	—	—	—
Matching Contributions under 401(k)*	$11,025	$11,025	$11,025	$11,025	$11,025	$10,955
Matching Contribution for Health Savings Account	—	$750	$750	$750	$500	$750

*	Includes true-up adjustments (positive and negative) made in 2012 for 2011 contributions pursuant to the terms of the 401(k) plan.

(5)	Mr. Piontek was named Chief Financial Officer effective as of November 1, 2011.

(6)	Mr. Braun resigned from the Company effective as of October 31, 2011.

(7)	Includes $209,904 in incentive attributable to performance in 2011 at the super over-achievement level under the Annual Cash Incentive Plan, which is deferred for two years, to be paid one-half in March of 2013 and one-half in March of 2014.

(8)	Includes $566,646 in incentive attributable to performance in 2010 at the super over-achievement level under the Annual Cash Incentive Plan, which is deferred for two years, to be paid one-half in March of 2012 and one-half in March of 2013.

(9)	Includes $43,736 in incentive attributable to performance in 2011 at the super over-achievement level under the Annual Cash Incentive Plan, which is deferred for two years, to be paid one-half in March of 2013 and one-half in March of 2014.

(10)	Includes $197,791 in incentive attributable to performance in 2011 at the super over-achievement level under the Annual Cash Incentive Plan, which would have been deferred for two years, to be paid one-half in March of 2012 and one-half in March of 2013. Mr. Braun forfeited the deferred payments upon his resignation which was effective as of October 31, 2011.

(11)	Includes $67,855 in incentive attributable to performance in 2011 at the super over-achievement level under the Annual Cash Incentive Plan, which is deferred for two years, to be paid one-half in March of 2013 and one-half in March of 2014.

(12)	Includes $192,577 in incentive attributable to performance in 2010 at the super over-achievement level under the Annual Cash Incentive Plan, which is deferred for two years, to be paid one-half in March of 2012 and one-half in March of 2013.

(13)	Includes $21,931 in incentive attributable to performance in 2011 at the super over-achievement level under the Annual Cash Incentive Plan, which is deferred for two years, to be paid one-half in March of 2013 and one-half in March of 2014.

(14)	Includes $69,264 in incentive attributable to performance in 2010 at the super over-achievement level under the Annual Cash Incentive Plan, which is deferred for two years, to be paid one-half in March of 2012 and one-half in March of 2013.

(15)	Includes $71,576 in incentive attributable to performance in 2011 at the super over-achievement level under the Annual Cash Incentive Plan, which is deferred for two years, to be paid one-half in March of 2013 and one-half in March of 2014.

Grants of Plan-Based Awards In 2011

The following table sets forth certain information with respect to plan-based awards granted to the named executive officers identified in the Summary Compensation Table during 2011.

	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)				All Other Stock Awards: Number of Shares of Stock or Units		All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards(2)
Name		Threshold	Target		Maximum
Paul L. Howes	3/7/2011	$163,350	$544,500		$1,089,000	—		—	—	—
	6/9/2011					76,318	(4)	—	—	$696,783
	6/9/2011					—		139,225	$9.13	$696,710

Gregg S. Piontek	3/7/2011	$32,200	$108,100	(3)	$216,200	—		—	—	—
	6/9/2011					10,550	(4)	—	—	$96,322
	6/9/2011					—		19,246	$9.13	$96,311
	10/17/2011					20,000	(4)	—	—	$154,600
	12/21/2011					20,000	(5)	—	—	$179,600

James E. Braun	3/7/2011	$53,625	$178,750		$357,500	—		—	—	—
	6/9/2011					20,498	(4)	—	—	$187,147
	6/9/2011					—		37,395	$9.13	$187,132

Mark J. Airola	3/7/2011	$52,800	$176,000		$352,000	—		—	—	—
	6/9/2011					20,183	(4)	—	—	$184,271
	6/9/2011					—		36,820	$9.13	$184,255
	12/21/2011					74,000	(5)	—	—	$664,520

Bruce C. Smith	3/7/2011	$67,500	$225,000		$450,000	—		—	—	—
	6/9/2011					25,802	(4)	—	—	$235,572
	6/9/2011					—		47,071	$9.13	$235,553
	12/21/2011					74,000	(5)	—	—	$664,520

Jeffery L. Juergens	3/7/2011	$42,000	$140,000		$280,000	—		—	—	—
	6/9/2011					17,660	(4)	—	—	$161,236
	6/9/2011					—		32,217	$9.13	$161,220
	12/21/2011					50,000	(5)	—	—	$449,000

(1)	Represents threshold, target and over-achievement payout levels under our 2010 Annual Cash Incentive Plan for 2011 performance based on annualized salary as of April 1, 2011. Bonuses may be earned beyond the “Maximum” pursuant to the terms of the 2010 Plan referenced above; however any awards in excess of the “Maximum” are deferred and paid over the following two years. See “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for the amount actually earned by each named executive officer for 2011 performance.

(2)	Dollar amount reported reflects the fair value as of the date of award or grant, in each case calculated in accordance with FASB ASC Topic 718. See Note 11, “Stock Based Compensation and Other Benefit Plans,” in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended 2011 for the relevant assumptions used to determine the valuation of our stock awards.

(3)	Mr. Piontek’s target bonus opportunity was prorated between his target percentage while in his previous position as Vice President, Controller and Chief Accounting Officer (45%) and his new position effective November 1, 2011 as Vice President, Chief Financial Officer and Chief Accounting Officer (55%), based on the number of months in each position.

(4)	Represents shares of time-based restricted stock granted under the 2006 Plan. These awards vest one-third annually over three years.

(5)	Represents shares of time-based restricted stock granted under the 2006 Plan. These awards vest at the rate of 50% on the second anniversary of the grants, with the balance vesting on the fourth anniversary of the grants.

Outstanding Equity Awards at Fiscal Year End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($/Sh)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested(1)
Paul L. Howes	375,000	—		$8.08	3/22/2013	—		—	—		—
	80,000	—		$7.17	12/28/2013	—		—	—		—
	80,000	—		$7.82	6/11/2017	—		—	—		—
	150,000	—		$7.89	6/9/2018	—		—	—		—
	100,000	100,000	(2)	$3.31	6/10/2019	—		—	—		—
	—	139,225	(3)	$9.13	6/8/2021	—		—	—		—
	—	—		—	—	—		—	50,000	(4)	$475,000
	—	—		—	—	—		—	23,000	(5)	$218,500
	—	—		—	—	57,189	(6)	$543,296	—		—
	—	—		—	—	76,318	(7)	$725,021	—		—

Gregg S. Piontek	20,000	—		$7.82	6/11/2017	—		—	—		—
	28,100	—		$7.89	6/9/2018	—		—	—		—
	26,696	26,694	(8)	$3.31	6/10/2019	—		—	—		—
	—	19,246	(9)	$9.13	6/8/2021	—		—	—		—
	—	—		—	—	—		—	10,960	(4)	$104,120
	—	—		—	—	7,500	(10)	$71,250	—		—
	—	—		—	—	7,577	(11)	$71,982	—		—
	—	—		—	—	10,550	(12)	$100,225	—		—
	—	—		—	—	20,000	(13)	$190,000	—		—
	—	—		—	—	20,000	(14)	$190,000	—		—

James E. Braun	—	—		—	—	—		—	—		—

Mark J. Airola	50,000	—		$7.82	6/11/2017	—		—	—		—
	77,500	—		$7.89	6/9/2018	—		—	—		—
	73,626	73,624	(15)	$3.31	6/10/2019	—		—	—		—
	—	36,820	(16)	$9.13	6/8/2021	—		—	—		—
	—	—		—	—	—		—	33,750	(4)	$320,625
	—	—		—	—	19,022	(17)	$180,709	—		—
	—	—		—	—	20,183	(18)	$191,739	—		—
	—	—		—	—	74,000	(19)	$703,000	—		—

Bruce C. Smith	15,000	—		$6.27	6/8/2012	—		—	—		—
	50,000	—		$7.82	6/11/2017	—		—	—		—
	87,500	—		$7.89	6/9/2018	—		—	—		—
	83,126	83,124	(20)	$3.31	6/10/2019	—		—	—		—
		47,071	(21)	$9.13	6/8/2021	—		—	—		—
	—	—		—	—	—		—	40,500	(4)	$384,750
	—	—		—	—	22,029	(22)	$209,276	—		—
	—	—		—	—	25,802	(23)	$245,119	—		—
	—	—		—	—	74,000	(24)	$703,000	—		—

Jeffery L. Juergens	—	32,217	(25)	$9.13	6/8/2021	—		—	—		—
	—	—		—	—	50,000	(26)	$475,000	—		—
	—	—		—	—	17,660	(27)	$167,770	—		—
	—	—		—	—	50,000	(28)	$475,000	—		—

(1)	The market value is based upon the closing stock price of $9.50 as reported on December 30, 2011.

(2)	The 100,000 options vest as follows: 50,000 on June 10, 2012 and 50,000 on June 10, 2013.

(3)	The 139,225 options vest as follows: 46,409 on June 9, 2012, 46,408 on June 9, 2013 and 46,408 on June 9, 2014.

(4)	Awards issued under our 2003 Long Term Incentive Plan (Amended and Restated Effective March 8, 2011) which vest pursuant to achievement and certification of certain performance criterion for the three-year period ending December 31, 2011. For more information concerning the performance-based restricted stock awards, see “Equity Incentive Compensation” and “Elements of Executive Compensation — Equity Incentive Compensation Decisions” in the Compensation Discussion and Analysis.

(5)	Awards issued under our 2006 Plan which vest pursuant to achievement and certification of certain performance criterion for the three-year period ending December 31, 2011. For more information concerning the performance-based restricted stock awards, see “Equity Incentive Compensation” and “Elements of Executive Compensation — Equity Incentive Compensation Decisions” in the Compensation Discussion and Analysis.

(6)	The 57,189 shares of restricted stock will vest as follows: 28,595 on June 9, 2012 and 28,594 on June 9, 2013.

(7)	The 76,318 shares of restricted stock will vest as follows: 25,440 on June 9, 2012, 25,439 on June 9, 2013 and 25,439 on June 9, 2014.

(8)	The 26,694 options vest as follows: 13,347 on June 10, 2012 and 13,347 on June 10, 2013.

(9)	The 19,246 options vest as follows: 6,416 on June 9, 2012, 6,415 on June 9, 2013 and 6,415 on June 9, 2014.

(10)	The 7,500 shares of restricted stock vested on March 4, 2012.

(11)	The 7,577 shares of restricted stock will vest as follows: 3,789 on June 9, 2012 and 3,788 on June 9, 2013.

(12)	The 10,550 shares of restricted stock will vest as follows: 3,517 on June 9, 2012, 3,517 on June 9, 2013 and 3,516 on June 9, 2014.

(13)	The 20,000 shares of restricted stock will vest as follows: 6,667 on October 17, 2012, 6,667 on October 17, 2013 and 6,666 on October 17, 2014.

(14)	The 20,000 shares of restricted stock will vest as follows: 10,000 on December 21, 2013 and 10,000 on December 21, 2015.

(15)	The 73,624 options vest as follows: 36,812 on June 10, 2012 and 36,812 on June 10, 2013.

(16)	The 36,820 options vest as follows: 12,274 on June 9, 2012, 12,273 on June 9, 2013, and 12,273 on June 9, 2014.

(17)	The 19,022 shares of restricted stock will vest as follows: 9,511 on June 9, 2012 and 9.511 on June 9, 2013.

(18)	The 20,183 shares of restricted stock will vest as follows: 6,728 on June 9, 2012, 6,728 on June 9, 2013 and 6,727 on June 9, 2014.

(19)	The 74,000 shares of restricted stock will vest as follows: 37,000 on December 21, 2013 and 37,000 on December 21, 2015.

(20)	The 83,124 options vest as follows: 41,562 on June 10, 2012 and 41,562 on June 10, 2013.

(21)	The 47,071 options vest as follows: 15,691 on June 9, 2012, 15,690 on June 9, 2013 and 15,690 on June 9, 2014.

(22)	The 22,029 shares of restricted stock will vest as follows: 11,015 on June 9, 2012 and 11,014 on June 9, 2013.

(23)	The 25,802 shares of restricted stock will vest as follows: 8,601 on June 9, 2012, 8,601 on June 9, 2013 and 8,600 on June 9, 2014.

(24)	The 74,000 shares of restricted stock will vest as follows: 37,000 on December 21, 2013 and 37,000 on December 21, 2015.

(25)	The 32,217 options will vest as follows: 10,739 on June 9, 2012, 10,739 on June 9, 2013 and 10,739 on June 9, 2014.

(26)	The 50,000 shares of restricted stock will vest as follows: 25,000 on October 18, 2012 and 25,000 on October 18, 2014.

(27)	The 17,660 shares of restricted stock will vest as follows: 5,887 on June 9, 2012, 5,887 on June 9, 2013 and 5,886 on June 9, 2014.

(28)	The 50,000 shares of restricted stock will vest as follows: 25,000 on December 21, 2013 and 25,000 on December 21, 2015.

Option Exercises and Stock Vested

The following table sets forth information for the NEOs identified in the Summary Compensation Table with respect to stock options exercised and vesting on time-based and performance-based restricted shares for the fiscal year ended December 31, 2011.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized upon Exercise(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting(2)
Paul L. Howes	—	—	68,595	$567,072
Gregg S. Piontek	—	—	3,789	$34,594
James E. Braun	201,126	$539,848	9,769	$89,191
Mark J. Airola	—	—	9,511	$86,835
Bruce C. Smith	—	—	11,015	$100,567
Jeffery L. Juergens	—	—	—	—

(1)	Dollar values are calculated by determining the difference between the market price of the underlying shares at the date of exercise and the exercise price of the options.

(2)	Dollar values are calculated by multiplying the market price of our common stock on the vesting date by the number of shares vested and does not necessarily reflect the proceeds actually received by the NEO.

Risk Assessment of Compensation Programs

The Compensation Committee considers, in establishing and reviewing the employee compensation programs, whether the programs encourage unnecessary or excessive risk taking. As discussed in the Compensation Discussion and Analysis of this proxy, the Compensation Committee, with the assistance of its consultant, undertook a risk assessment of our compensation programs in 2011. After reviewing and discussing the compensation programs with the Compensation Committee and reviewing the results of those discussions with the Audit Committee of the Board, we believe that the programs are balanced and do not motivate or encourage unnecessary or excessive risk taking. While some performance-based awards focus on achievement of short-term or annual goals, and short-term goals may encourage the taking of short-term risks at the expense of long-term results, these award programs represent a modest percentage of the executive employees’ total compensation opportunities and are balanced by other long-term incentives. We believe that these programs appropriately balance risk and the desire to focus employees on specific short-term goals important to our success, and that it does not encourage unnecessary or excessive risk taking.

A significant part of the compensation provided to employees is in the form of long-term equity awards that are important to help further align employees’ interests with those of our stockholders. We do not believe that these awards encourage unnecessary or excessive risk taking since the ultimate value of the awards is tied to our stock price, and since awards are staggered and subject to long-term vesting schedules to help ensure that executives have significant value tied to long-term stock price performance.

Employment Agreements and Change in Control Agreements

We have entered into employment agreements with each of our NEOs. See “Employment Agreements for Named Executive Officers” within the Compensation Discussion and Analysis for a summary of these employment agreements and descriptions of compensation elements pursuant to which the amounts listed under the Summary Compensation Table and Grants of Plan-Based Awards in 2011 were paid or awarded and the criteria for such payment, including targets for payments of annual incentives, as well as performance criteria on which such payments were based. We have also adopted a change in control benefits policy applicable to our NEOs and have entered into change in control agreements with our NEOs other than Mr. Howes, who receives his benefits under his employment agreement. See “Potential Payments upon Change in Control” below for a summary of these benefits and agreements.

Potential Payments upon Change in Control

On March 7, 2007, the Board, upon recommendation of the Compensation Committee, approved a change in control benefits policy applicable to all of our NEOs and other key executives and employees not to exceed a total of 30. The executive officers receiving change in control benefits are the following executive officers of our company: Paul L. Howes, Gregg S. Piontek, Mark J. Airola, Bruce C. Smith, and Jeffery L. Juergens. The change in control benefits require a change in control of our company and the termination of employment under certain circumstances described below to trigger the benefits to the executives and employees (often referred to as a “double-trigger”). Benefits to the executives and other employees under the policy are described below:

•	Payment of accrued but unpaid salary and a prorated annual bonus (at the target level) through the date of termination.

•

A lump sum payment in an amount equal to a multiple of that executive’s (i) base salary, plus (ii) a target bonus which will equal the higher of the bonus to which the executive would be entitled under our 2003 Executive Incentive Compensation Plan (or the 2010 Annual Cash Incentive Plan which replaced the 2003 Plan) for the fiscal year preceding the termination or the highest bonus received by the executive under the incentive plan in the two years immediately preceding the change of control event. The multiples established under the policy are: three times for the chief executive officer (which has subsequently been modified to 2.99 times in the Amended and Restated Employment Agreement of Mr. Howes), two times for the other executive officers and divisional presidents (a total of six individuals), and one time for the remaining designated key executives and employees.

•	Full vesting of all options, restricted stock (whether time or performance-based), and deferred compensation.

•	Payment of outplacement fees up to $20,000 for the chief executive officer; $10,000 for the other executive officers and divisional presidents; and $5,000 for the remaining employees.

•	Continuation of life insurance, medical and dental health benefits, and disability benefits for a period ranging from one year to three years.

A change in control will be deemed to occur if:

•

there is a merger or consolidation of our company with, or an acquisition of our company or all or substantially all of our assets by, any other entity other than any transaction in which members of our Board immediately prior to the transaction constitute a majority of the board of the resulting entity for a period of twelve months following the transaction;

•	any person or group becomes the direct or indirect beneficial owner of 30% or more of our outstanding voting securities;

•

any election of directors occurs and a majority of the directors elected are individuals who were not nominated by a vote of two-thirds of the members of the Board or the Nominating and Corporate Governance Committee; or

•	we effect a complete liquidation of our company.

Under the policy, an executive or employee shall not be entitled to those benefits unless his employment is terminated, during the period commencing upon the date when we first have knowledge that any person or group has become a beneficial owner of 30% or more of our voting securities or the date we execute an agreement contemplating a change in control and ending two years after the change in control, for any reason other than:

•	death;

•	disability;

•	cause; or

•	resignation without good reason.

We have entered into change in control agreements with the designated executive officers and employees other than Paul L. Howes (his change in control benefits are included in his employment agreement). The tables below also reflect potential payments to the named executive officers upon the termination of their employment under their respective employment agreements. Effective April 23, 2008, the Compensation Committee approved the amendment to the change in control agreements previously issued to the named executive officers to provide that we are required to pay the executive the excise tax and a “gross-up payment” for excise taxes imposed under Section 4999 of the Internal Revenue Code. This amendment was approved to insure that the executive receives the total benefit intended by the change in control agreement, but includes a sunset provision, such that the “gross-up payment” provision will terminate in five years. This “amendment” was incorporated into the change in control provision of Mr. Howes’ Amended and Restated Employment Agreement, inclusive of the sunset provision. Mr. Juergens’ change in control agreement does not include a “gross-up” for excise taxes under Section 4999.

The tables below reflect the amount of compensation to each of the NEOs, other than Mr. Braun, in the event of a change in control and termination of that executive’s employment under the terms of the above-described policy or, with respect to Mr. Howes, under his employment agreement. Mr. Braun’s resignation in October 2011 did not result in any payment under the above described change in control agreements. The amount of compensation payable to each NEO upon voluntary termination, voluntary termination for good reason or involuntary not-for-cause termination, termination following a change in control, for cause termination, and termination in the event of death or disability of the executive is shown below. The amounts shown assume that the termination was effective on December 31, 2011 and thus includes amounts earned through that time and are estimates of the amounts which would have been paid out to the executives upon their termination on such date. The value of the equity compensation awards was based on the closing price of our common stock of $9.50 on December 30, 2011. The actual amounts to be paid out can only be determined at the time of the executive’s separation from us. In the event of death or disability before the annual cash (short-term incentive) is paid, the Compensation Committee has the authority to pay (in full or on a prorated basis) the amount the employee would have received. We have assumed that the Compensation Committee would have authorized the payment of the full award for purposes of the tables below. As of December 31, 2011, none of the executives were eligible for retirement.

Paul L. Howes

Executive Compensation and Benefits	Voluntary Termination on 12/31/11	Voluntary Termination for Good Reason or Termination without Cause on 12/31/11	Termination due to Change in Control on 12/31/11	Termination for Cause on 12/31/11	Termination due to Disability on 12/31/11	Termination due to Death on 12/31/11
Compensation:
Base Salary	—	$1,210,000	$1,808,950	—	$302,500	—
Short-term Incentive (90% of Base Salary)	—	$1,089,000	$4,190,802	—	$1,224,454	$1,224,454
Completion Bonus	—	—	—	—	—	—
Long-term Incentives:
Employment Stock Options	—	—	—	—	—	—
Annual Stock Options	—	—	$670,513	—	—	$670,513
Performance Based Phantom Restricted Shares	—	—	—	—	—	—
Performance Based Restricted Shares	—	—	—	—	—	—
Time Based Phantom Restricted Shares	—	—	—	—	—	—
Time Based Restricted Shares	—	—	$1,268,317	—	—	—
Benefits and Perquisites:
Outplacement	—	$20,000	$20,000	—	—	—
Health & Welfare Benefits	—	$16,149	$32,298	—	—	—
Life Insurance	—	—	$6,695	—	—	—
Life Insurance Proceeds	—	—	—	—	—	$1,815,000
Disability Benefits per year*	—	—	—	—	$120,000	—
401(k) Employer Contribution	—	—	$31,050	—	—	—
280G Excise Tax and Reimbursement	—	—	$1,239,299	—	—	—
Total	$—	$2,335,149	$9,267,924	$—	$1,646,954	$3,709,967

*	Until no longer disabled or Social Security Retirement age.

Gregg S. Piontek

Executive Compensation and Benefits	Voluntary Termination on 12/31/11	Voluntary Termination for Good Reason or Termination without Cause on 12/31/11	Termination due to Change in Control on 12/31/11	Termination for Cause on 12/31/11	Termination due to Disability on 12/31/11	Termination due to Death on 12/31/11
Compensation:
Base Salary	—	$300,000	$600,000	—	$150,000	—
Short-term Incentive (55% of Base Salary)	—	$165,000	$570,876	—	$255,127	$255,127
Completion Bonus	—	—	—	—	—	—
Long-term Incentives:
Employment Stock Options	—	—	—	—	—	—
Annual Stock Options	—	—	$172,363	—	—	$172,363
Performance Based Phantom Restricted Shares	—	—	—	—	—	—
Performance Based Restricted Shares	—	—	—	—	—	—
Time Based Phantom Restricted Shares	—	—	—	—	—	—
Time Based Restricted Shares	—	—	$623,457	—	—	—
Benefits and Perquisites:
Outplacement	—	$20,000	$10,000	—	—	—
Health & Welfare Benefits	—	$9,981	$13,308	—	—	—
Life Insurance	—	—	$4,463	—	—	—
Life Insurance Proceeds	—	—	—	—	—	$900,000
Disability Benefits per year*	—	—	—	—	$120,000	—
401(k) Employer Contribution	—	—	—	—	—	—
280G Excise Tax and Reimbursement	—	—	—	—	—	—
Total	$—	$494,981	$1,994,467	$—	$525,127	$1,327,490

*	Until no longer disabled or Social Security Retirement age.

Mark J. Airola

Executive Compensation and Benefits	Voluntary Termination on 12/31/11	Voluntary Termination for Good Reason or Termination without Cause on 12/31/11	Termination due to Change in Control on 12/31/11	Termination for Cause on 12/31/11	Termination due to Disability on 12/31/11	Termination due to Death on 12/31/11
Compensation:
Base Salary	—	$320,000	$640,000	—	$160,000	—
Short-term Incentive (55% of Base Salary)	—	$176,000	$952,682	—	$395,825	$395,825
Completion Bonus	—	—	—	—	—	—
Long-term Incentives:
Employment Stock Options	—	—	—	—	—	—
Annual Stock Options	—	—	$469,362	—	—	$469,362
Performance Based Phantom Restricted Shares	—	—	—	—	—	—
Performance Based Restricted Shares	—	—	—	—	—	—
Time Based Phantom Restricted Shares	—	—	—	—	—	—
Time Based Restricted Shares	—	—	$1,075,448	—	—	—
Benefits and Perquisites:
Outplacement	—	$20,000	$10,000	—	—	—
Health & Welfare Benefits	—	$9,981	$13,308	—	—	—
Life Insurance	—	—	$4,463	—	—	—
Life Insurance Proceeds	—	—	—	—	—	$960,000
Disability Benefits per year*	—	—	—	—	$120,000	—
401(k) Employer Contribution	—	—	—	—	—	—
280G Excise Tax and Reimbursement	—	—	—	—	—	—
Total	$—	$525,981	$3,165,263	$—	$675,825	$1,825,187

*	Until no longer disabled or Social Security Retirement age.

Bruce C. Smith

Executive Compensation and Benefits	Voluntary Termination on 12/31/11	Voluntary Termination for Good Reason or Termination without Cause on 12/31/11	Termination due to Change in Control on 12/31/11	Termination for Cause on 12/31/11	Termination due to Disability on 12/31/11	Termination due to Death on 12/31/11
Compensation:
Base Salary	—	$375,000	$750,000	—	$187,500	—
Short-term Incentive (55% of Base Salary)	—	$206,250	$762,952	—	$381,476	$381,476
Completion Bonus	—	—	—	—	—	—
Long-term Incentives:
Employment Stock Options	—	—	—	—	—	—
Annual Stock Options	—	—	$531,960	—	—	$531,960
Performance Based Phantom Restricted Shares	—	—	—	—	—	—
Performance Based Restricted Shares	—	—	—	—	—	—
Time Based Phantom Restricted Shares	—	—	—	—	—	—
Time Based Restricted Shares	—	—	$1,157,395	—	—	—
Benefits and Perquisites:
Outplacement	—	$20,000	$10,000	—	—	—
Health & Welfare Benefits	—	$4,947	$6,596	—	—	—
Life Insurance	—	—	$4,463	—	—	—
Life Insurance Proceeds	—	—	—	—	—	$1,125,000
Disability Benefits per year*	—	—	—	—	$120,000	—
401(k) Employer Contribution	—	—	—	—	—	—
280G Excise Tax and Reimbursement	—	—	—	—	—	—
Total	$—	$606,197	$3,223,366	$—	$688,976	$2,038,436

*	Until no longer disabled or Social Security Retirement age.

Jeffery L. Juergens

Executive Compensation and Benefits	Voluntary Termination on 12/31/11	Voluntary Termination for Good Reason or Termination without Cause on 12/31/11	Termination due to Change in Control on 12/31/11	Termination for Cause on 12/31/11	Termination due to Disability on 12/31/11	Termination due to Death on 12/31/11
Compensation:
Base Salary	—	$280,000	$560,000	—	$140,000	—
Short-term Incentive (55% of Base Salary)	—	$140,000	$680,752	—	$340,376	$340,376
Completion Bonus	—	—	—	—	—	—
Long-term Incentives:
Employment Stock Options	—	—	—	—	—	—
Annual Stock Options	—	—	$11,920	—	—	$11,920
Performance Based Phantom Restricted Shares	—	—	—	—	—	—
Performance Based Restricted Shares	—	—	—	—	—	—
Time Based Phantom Restricted Shares	—	—	—	—	—	—
Time Based Restricted Shares	—	$475,000	$1,117,770	—	—	—
Benefits and Perquisites:
Outplacement	—	$20,000	$10,000	—	—	—
Health & Welfare Benefits	—	$9,981	$13,308	—	—	—
Life Insurance	—	—	$4,463	—	—	—
Life Insurance Proceeds	—	—	—	—	—	$840,000
Disability Benefits per year*	—	—	—	—	$120,000	—
401(k) Employer Contribution	—	—	—	—	—	—
280G Excise Tax and Reimbursement	—	—	$310,610	—	—	—
Total	$—	$924,981	$2,708,823	$—	$600,376	$1,192,296

*	Until no longer disabled or Social Security Retirement age.

Retirement, Disability and Death

An executive officer who retires will be entitled to pay through the last day worked and 401(k) distributions. An executive officer who becomes disabled will be entitled to pay through the last day worked, disability benefits, 401(k) distributions and accidental dismemberment benefits, if applicable. The beneficiary of an executive officer who dies will be entitled to pay through the executive’s last day worked, 401(k) distributions and life insurance proceeds.

The impact of an employee’s retirement, disability or death on outstanding options can vary depending on the stock option plan under which the grants were made. Under our 2006 Plan, upon termination of employment by reason of death or permanent disability, all vested options outstanding may be exercised in full at any time during the period of one year following termination of employment. Upon termination of employment by reason of retirement, all vested options may be exercised in full at any time during the period of 90 days following termination of employment. Under our 1995 Incentive Stock Option Plan, upon retirement, disability or death, all vested options may be exercised any time during the term of the option.

Forfeiture restrictions on any outstanding restricted stock awards will lapse if the employee’s employment is terminated due to death or a disability that entitles employee to receive benefits under our long term disability plan. Retirement is defined as the termination of employment for reasons other than cause on or after the attainment of age 65.

DIRECTOR COMPENSATION

The Compensation Committee regularly reviews the compensation of non-employee directors. The compensation consultant provides the Compensation Committee with industry trends in board compensation and recommends retainers and/or fees based on the peer company proxy information as well as national board market data. The Compensation Committee then makes recommendations to the Board of Directors on the setting of Board compensation.

The following table describes the current compensation arrangements with our non-employee directors:

Annual Cash Retainer Fee (Chairman of the Board)	$125,000
Annual Cash Retainer Fee (other than the Chairman of the Board)	$45,000
Additional Annual Cash Retainer Fee for Audit Committee Chair	$25,000
Additional Annual Cash Retainer Fee for Audit Committee Members	$12,500
Additional Annual Cash Retainer Fee for Other Committee Chairs	$20,000
Additional Annual Cash Retainer Fee for Other Committee Members	$10,000

The fees payable to our non-employee directors are for the fiscal year ending December 31, 2011. All of the non-employee directors’ fees are paid on a quarterly basis (excluding the Chairman of the Board), and all directors (including the Chairman of the Board) are reimbursed for travel expenses incurred in attending Board and committee meetings. Employee directors receive no additional consideration for serving as directors or committee members.

Option Grants under Non-Employee Directors’ Restricted Stock Plan

Under the Non-Employee Directors’ Restricted Stock Plan (previously known as the 2004 Non-Employee Directors’ Stock Option Plan), which we refer to as the 2004 Plan, each non-employee director was automatically granted an option to purchase 10,000 shares of common stock upon his or her initial election to the Board of Directors (whether elected by the stockholders or the Board of Directors) and each time the non-employee director was re-elected to the Board of Directors. Each option granted under the 2004 Plan had an exercise price equal to the fair market value of those shares on the date of grant, which was equal to the closing price of the common stock for the day on which the option was granted (or, if the date of grant was not a trading day, on the trading day immediately preceding that date).

In June of 2007, the stockholders approved an amendment to the 2004 Plan. As amended, the 2004 Plan authorizes grants of restricted stock to non-employee directors instead of stock options. Each of the non-employee directors was granted 10,000 shares of restricted stock on June 13, 2007. The vesting period for the restricted stock is one year (consistent with the terms of service for the directors).

In September of 2008, the Board of Directors approved an amendment to the 2004 Plan which provides that the number of shares granted upon initial and annual election to the Board shall be based on a fixed dollar value rather than a fixed number of shares. Therefore, in June 2010, the number of restricted shares granted was equal to the number of restricted shares having a “fair market value” (as defined in the 2004 Plan) on the date of grant equal to $125,000. The vesting of the restricted stock remains at one year.

Compensation of Directors

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Total
David C. Anderson	$95,632	$125,000	—	$220,632
Jerry W. Box	$125,000	$125,000	—	$250,000
G. Stephen Finley	$98,132	$125,000	—	$223,132
James W. McFarland, Ph.D.	$85,632	$125,000	—	$210,632
Gary L. Warren	$95,632	$125,000	—	$220,632

(1)	Represents the aggregate grant date fair value for restricted stock awards granted to the non-employee directors in 2011. The grant date fair value of the restricted stock awarded in 2011, as determined pursuant to ASC Topic 718, was $9.13 per share. See Note 11, “Stock Based Compensation and Other Benefit Plans,” in the Notes to Consolidated Financial Statements included in the Annual Report on Form 10-K for fiscal year ended 2011, for the relevant assumptions used to determine the valuation of our stock and option awards.

(2)	The following are the aggregate number of options outstanding that have been granted to each of our non-employee directors as of December 31, 2011, prior to the amendment to the 2004 Plan, which authorized the issuance of restricted stock: Mr. Anderson — 10,000; Mr. Box — 36,100; Dr. McFarland — 20,000; and Mr. Warren — 20,000. Messrs. Anderson, Box, Finley, Warren and Dr. McFarland each have 13,691 shares of restricted stock outstanding which will fully vest June 7, 2012.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information with respect to the equity compensation plans maintained by us as of December 31, 2011, under which our equity securities may be issued in the future, and with respect to individual compensation arrangements as of December 31, 2011.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by stockholders	3,283,602	(1)	$6.01	4,185,681	(2)
Equity compensation plans not approved by stockholders(3)	375,000		$8.08	—

Total	3,658,602		$6.22	4,185,681

(1)	Includes options issued under the 1993 Non-Employee Directors’ Stock Option Plan, the 1995 Incentive Stock Option Plan, the 2008 Employee Stock Purchase Plan, the Amended and Restated Non-Employee Directors’ Restricted Stock Plan and the 2006 Plan.

(2)	Includes 863,079 shares available for issuance under the 2008 Employee Stock Purchase Plan, 230,433 shares available for issuance under the 2003 Long Term Incentive Plan (Amended and Restated Effective March 8, 2011), 365,088 shares available for issuance under the Non-Employee Directors’ Equity Incentive Plan and 2,727,081 shares available for issuance under the 2006 Plan.

(3)	Represents options awarded on March 22, 2006 pursuant to the employment agreement of Paul L. Howes.

Howes Plan

As an inducement to his employment, Mr. Howes was awarded, effective March 22, 2006, an option to purchase 375,000 shares at an exercise price of $8.08, which is evidenced by a Non-Statutory Stock Option Agreement dated March 22, 2006. The option became fully vested on March  22, 2009.

PROPOSAL NO. 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) allows our stockholders to vote to approve, on an advisory or non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules. Based on the stockholder advisory vote on the frequency of conducting an advisory vote on the compensation of our named executive officers that took place at our 2011 Annual Meeting, the Board determined to hold the advisory vote on the compensation of our named executive officers annually until the next stockholder vote on the frequency of such advisory vote. Thus, our stockholder advisory vote to approve the compensation of our named executive officers occurs annually.

As discussed in the Compensation Discussion and Analysis, our compensation philosophy and objectives are designed to attract, motivate and retain key executives needed to implement business strategy. We believe that aligning the company’s short-term and long-term performance with executive compensation is crucial to the company’s long-term success. We encourage you to read the Compensation Discussion and Analysis, along with the compensation tables and related narrative discussion contained in this proxy statement. The Compensation Discussion and Analysis discusses our executive compensation philosophy and programs and explains the compensation decisions relating to the named executive officers.

In particular, stockholders should note the following:

•	Our compensation program places a significant portion of each named executive officer’s compensation at risk through the use of performance-based pay;

•	The Compensation Committee established stock ownership guidelines for named executive officers in order to link the interests of management and our stockholders; and

•

We have further aligned the interests of our stockholders and named executive officers by providing a significant portion of their compensation in the form of equity awards thereby ensuring that a portion of our executive compensation is directly determined by appreciation in our stock price and earnings per share growth.

The Compensation Committee and the Board of Directors believe that the policies and programs are effective in implementing our compensation philosophy and are commensurate with the performance and strategic position of the company. This advisory vote is not intended to address any specific element of compensation but rather relates to the overall compensation of our named executive officers, as described in this proxy statement. Although this vote is advisory and therefore the outcome of this vote is non-binding on the company or the Board of Directors, the Compensation Committee of the Board of Directors will consider your decision when setting future compensation for our named executive officers.

This advisory stockholder vote, commonly known as “say-on-pay,” gives our stockholders the opportunity to approve or not approve our compensation policies and programs for our named executive officers through the following resolution:

“RESOLVED, that the stockholders of Newpark Resources, Inc. APPROVE, on an advisory basis, the compensation of the named executive officers as disclosed in the proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and related narrative discussions.”

The Board of Directors unanimously recommends a vote “FOR” approving the executive officer compensation, as disclosed in this proxy statement.

PROPOSAL NO. 3

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected the accounting firm of Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu Limited and their respective affiliates (collectively, the “Deloitte Entities”) to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2011. One or more representatives of the Deloitte Entities are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions from the stockholders.

The Audit Committee is directly responsible for selecting and retaining our independent registered public accounting firm. Although action by the stockholders is not required for the appointment, given the critical role played by the independent registered public accounting firm, we are providing stockholders the opportunity to express their views on this matter. If the stockholders fail to ratify the appointment of the Deloitte Entities, the Audit Committee will reconsider the appointment, but the Audit Committee may elect to retain the firm. Even if the appointment is ratified, the Audit Committee in its discretion may appoint a different independent auditing firm at any time during the year if the Audit Committee determines that a change in auditors would be in the best interests of our company and our stockholders.

The Board of Directors recommends that the stockholders vote “FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2012.

Independent Registered Public Accounting Firm Fees

The Deloitte Entities were appointed to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2011. The following table sets forth the fees billed to us for professional audit services rendered by the Deloitte Entities for the years ended December 31, 2010 and December 31, 2011.

	2010	2011
Audit Fees(1)	$1,036,000	$1,448,000
Audit-Related Fees(2)	$172,000	$106,000
Tax Fees(3)	$47,000	$146,000
All Other Fees(4)	$166,000	$—

Total	$1,421,000	$1,700,000

(1)	Audit fees consist primarily of fees for (i) the audit of our annual financial statements, (ii) review of financial statements in our quarterly reports on Form 10-Qs, (iii) the audit of the effectiveness of our internal control over financial reporting, and (iv) for services that are provided by the independent registered public accounting firm in connection with statutory and regulatory filings.

(2)	Audit-related fees consist primarily of fees for professional services rendered in connection with the application of financial accounting and reporting standards, review of registration statement and proxy related materials and access to an online research tool.

(3)	Tax fees consist of fees for tax compliance, tax planning and tax advice.

(4)	All Other Fees are fees for any service not included in the first three categories. Indicates fees for services related to the quality assurance review of our internal audit department and certain acquisition related matters. All services were approved by the Audit Committee.

Pre-Approval Policies Regarding Audit and Non-Audit Fees

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services.

Prior to performing any audit services, the independent registered public accounting firm will provide the Audit Committee with an engagement letter outlining the scope of the audit services proposed to be performed during the fiscal year and the expected fees for those services. If the engagement letter is approved, the Audit Committee will engage the independent registered public accounting firm to perform the audit.

For non-audit services, our management will submit to the Audit Committee for approval the list of non-audit services recommended by management which the Audit Committee should engage the independent registered public accounting firm to provide for the fiscal year. Prior to the performance of any of these services, our management and the independent registered public accounting firm each will confirm to the Audit Committee that each non-audit service on the list is permissible under all applicable legal requirements. Pre-approval generally is provided for up to one year and any pre-approval is detailed as to the particular service or category of service and generally is subject to a specific budget. The Audit Committee also may pre-approve particular services on a case-by-case basis. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval process and the fees for services performed to date.

As permitted by statute, the Audit Committee has delegated pre-approval authority to the Chairman of the Audit Committee to ensure prompt handling of unexpected matters. The Chairman will report any action taken pursuant to this delegated authority to the Audit Committee at or before the next Audit Committee meeting.

All services performed by our independent registered public accounting firm in 2010 and 2011 were approved in accordance with the Audit Committee’s pre-approval policies.

AUDIT COMMITTEE REPORT

This report is submitted by the Audit Committee of the Board of Directors. The Audit Committee is composed of four independent directors who satisfy the requirements of independence established by NYSE listing standards and the SEC. The Board of Directors has determined that all of the members of the Audit Committee are “financially literate” under applicable SEC rules and NYSE listing rules, and that each of Mr. Finley and Dr. McFarland is an “audit committee financial expert” as defined by applicable SEC rules.

The Audit Committee operates under a written charter adopted by the Board of Directors, a copy of which is available in the “Board Committees & Charters” section under “Corporate Governance” on our website at www.newpark.com and is also available in print upon request from our Corporate Secretary.

Management has primary responsibility for our financial statements and financial reporting processes and for the maintenance of internal controls and procedures designed to ensure compliance with applicable accounting standards, laws and regulations and ethical business standards. Our independent registered public accounting firm, the Deloitte Entities, is responsible for expressing an opinion on whether the company’s consolidated financial statements present fairly, in all material respects, the financial position of the company in accordance with accounting principles generally accepted in the United States. Additionally, the Deloitte Entities are responsible for expressing an opinion regarding the effectiveness of the company’s internal controls over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes on behalf of the Board of Directors. The Audit Committee also is responsible for the engagement, compensation and oversight of the independent registered public accounting firm.

In keeping with that responsibility, the Audit Committee meets regularly with management and the independent registered public accounting firm. Meetings with the independent registered public accounting firm are held both with and without management present, and the independent registered public accounting firm have direct access to the Audit Committee to discuss the scope and results of their work and their comments on the adequacy of internal controls and the quality of financial reporting. The Audit Committee met seven times during the year ended December 31, 2011.

The Audit Committee has reviewed and discussed the company’s audited financials as of and for the year ended December 31, 2011 with management.

The Audit Committee reviewed, with the independent registered public accounting firm, the overall scope and plans for their audits. The Audit Committee has also reviewed and discussed the audited consolidated financial statements and internal controls over financial reporting with management and the independent registered public accounting firm. The Audit Committee also has discussed with the independent registered public accounting firm the matters required to be discussed in accordance with professional standards.

In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm pursuant to the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm their independence from our company and our management. The Audit Committee also reviewed the non-audit services provided by independent registered public accounting firm and concluded that the provision of those services is compatible with their independence.

We filed our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, which we refer to as the 2011 Annual Report, in a timely fashion with the SEC in 2012. Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the 2011 Annual Report. The Audit Committee also engaged the Deloitte Entities as our independent registered public accounting firm for the 2012 fiscal year. See above under the heading “Ratification of Appointment of Registered Public Accounting Firm” for additional information on the decision to again appoint the Deloitte Entities as our independent registered public accounting firm.

Audit Committee:

G. Stephen Finley, Chairman

David C. Anderson

James W. McFarland, Ph.D.

Gary L. Warren

STOCKHOLDER PROPOSALS

Stockholder proposals intended to be considered for inclusion in our proxy materials for the 2013 Annual Meeting of Stockholders must be received by us by December 26, 2012. Proposals should be directed to the attention of the Corporate Secretary, Newpark Resources, Inc., 2700 Research Forest Drive, Suite 100, The Woodlands, Texas 77381. Any proposals will be subject to the requirements of the proxy rules adopted under the Exchange Act as well as the procedures in our bylaws, and must include a brief description and text of the proposal, the name and address of the stockholder, the class and number of shares of stock owned by that stockholder, and any material interest of the stockholder in the proposal.

For proposals not intended to be submitted in next year’s proxy statement, but sought to be presented at our 2013 Annual Meeting of Stockholders, our bylaws provide that stockholder proposals, including director nominations, must be received at our principal executive offices no later than ninety (90) days prior to the date of our annual meeting; provided, that if the date of the annual meeting was not publicly announced more than one hundred (100) days prior to the date of the annual meeting, the notice by the stockholder will be timely if delivered to our principal executive offices no later than the close of business on the tenth (10th) day following the day on which such notice of the date of the meeting was communicated to the stockholders. In addition, proxies to be solicited by the Board for the 2013 Annual Meeting of Stockholders will confer discretionary authority to vote on any stockholder proposal presented at that meeting, unless we receive notice of such proposal not later than March 9, 2013. A copy of our bylaws may be obtained upon written request to our Corporate Secretary at our principal executive offices, 2700 Research Forest Drive, Suite 100, The Woodlands, Texas 77381.

SEC rules and regulations provide that if the date of our 2013 Annual Meeting is advanced or delayed more than 30 days from the date of the 2012 Annual Meeting, stockholder proposals intended to be included in the proxy materials for the 2013 Annual Meeting must be received by us within a reasonable time before we begin to print and mail the proxy materials for the 2013 Annual Meeting. Upon determination by us that the date of the 2013 Annual Meeting will be advanced or delayed by more than 30 days from the date of the 2012 Annual Meeting, we will disclose that change in the earliest possible Quarterly Report on Form 10-Q or as otherwise permitted by the Exchange Act.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC and the NYSE. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file. Based solely on a review of the copies of those reports furnished to us and written representations from our executive officers and directors, we believe that our officers, directors and greater than 10% beneficial owners complied with all applicable Section 16(a) filing requirements in 2011.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

All stockholders of record as of the record date will receive a copy of our Notice Regarding the Availability of Proxy Materials. Stockholders residing in the same household who hold their shares in the name of a bank, broker or other holder of record may receive only one Notice Regarding the Availability of Proxy Materials. This process by which only one Notice Regarding the Availability of Proxy Materials is delivered to multiple security holders sharing an address, unless contrary instructions are received from one or more of the security holders, is called “householding.” Householding may provide convenience for stockholders and cost savings for companies. Once begun, householding may continue unless instructions to the contrary are received from one or more of the stockholders within the household.

Street name stockholders in a single household who received only one copy of the Notice Regarding the Availability of Proxy Materials may request to receive separate copies in the future by following the instructions provided on the voting instruction form sent to them by their bank, broker or other holder of record. Similarly, street name stockholders who are receiving multiple copies may request that only a single set of materials be sent to them in the future by checking the appropriate box on the voting instruction form. Otherwise, street name stockholders should contact their bank, broker, or other holder.

COPIES OF THIS PROXY STATEMENT AND THE 2011 ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS, FINANCIAL STATEMENT SCHEDULES AND EXHIBITS, ARE AVAILABLE PROMPTLY WITHOUT CHARGE BY CALLING (281) 362-6800, OR BY WRITING TO CORPORATE SECRETARY, NEWPARK RESOURCES, INC., 2700 RESEARCH FOREST DRIVE, SUITE 100, THE WOODLANDS, TEXAS 77381. If you are receiving multiple copies of the Notice of

Internet Availability of Proxy Materials, you also may request orally or in writing to receive a single copy by calling (281) 362-6800, or writing to Corporate Secretary, Newpark Resources, Inc., 2700 Research Forest Drive, Suite 100, The Woodlands, Texas 77381. However, if you wish to receive a paper proxy and voting instruction form or other proxy materials for participation and voting in this year’s annual meeting, follow the instructions included in the Notice Regarding the Availability of Proxy Materials sent to you.

OTHER MATTERS

We do not presently know of any matters other than those described above that may be presented for stockholder action at the Annual Meeting. However, if any other matters are properly presented at the Annual Meeting, it is the intention of the persons named as proxies to vote in accordance with their judgment on these matters, subject to direction by the Board of Directors.

NEWPARK RESOURCES, INC. 2700 RESEARCH FOREST DRIVE SUITE 100 THE WOODLANDS, TEXAS 77381 ATTN: MARK J. AIROLA

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote FOR the following:
1.	Election of Directors		☐	☐	☐
Nominees
01	David C. Anderson	02 Jerry W. Box 03 G. Stephen Finley 04 Paul L. Howes 05 James W. McFarland, PhD
06	Gary L. Warren
The Board of Directors recommends you vote FOR proposal 2 and 3.								For	Against	Abstain
2	Approval, on a non-binding advisory basis, of the named executive officer compensation described in the proxy statement.							☐	☐	☐
3	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year 2012.							☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com.

NEWPARK RESOURCES, INC.

Annual Meeting of Stockholders

June 7, 2012 10:00 AM

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Paul L. Howes and Mark J. Airola, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of NEWPARK RESOURCES, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholder(s) to be held at 10:00 AM, CDT on June 7, 2012, at the The Marriott Woodlands Waterway Hotel 1601 Lake Robbins Drive The Woodlands, Texas 77380, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side